UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

SCHEDULE 14A

__________________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

QuinStreet, Inc.
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 30, 2025

To our stockholders:

We will hold our annual meeting of stockholders at Metro Tower, 950 Tower Lane, Suite 1200, Foster City, California 94404 on October 30, 2025, at 3:00 P.M. local time. We are holding this meeting for the purpose of considering and voting on:

(1)    Election of three Board nominees to serve as Class I directors for a three-year term expiring on the date of the 2028 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

(2)    Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2026;

(3)    Approval by non-binding advisory vote of the fiscal year 2025 compensation of our Named Executive Officers; and

(4)    The transaction of any other business that properly comes before the meeting.

The stockholders of record at the close of business on September 5, 2025 will be entitled to vote at the meeting or any postponements or adjournments of the meeting.

We have elected to provide access to our proxy materials over the Internet under the SEC’s “Notice and Access” rules, which will reduce the impact of printing and mailing these materials on the environment. Stockholders will not receive printed proxy materials unless they request them or have previously elected to receive printed copies of all future proxy materials. Instead, we will mail on or about September 16, 2025 to most stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report on the Internet. Whether or not you expect to attend, we urge you to vote via the Internet in accordance with the instructions in the Notice you received in the mail and in this proxy statement. The Notice will contain instructions on how you may request printed proxy materials, including a proxy card (or voting instruction form, as applicable).

If you have received printed proxy materials, we urge you to sign, date, and promptly return the accompanying proxy card (or voting instruction form, as applicable) in the prepaid postage, pre-addressed envelope or vote via telephone or the Internet in accordance with the instructions on the proxy card (or voting instruction form, as applicable). If you attend the meeting, you may vote your shares in person as described in the proxy statement, which will revoke any prior vote.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on October 30, 2025: This Proxy Statement and the 2025 Annual Report to Stockholders are available on the following website: https://investor.quinstreet.com/financials/annual-meeting.

By order of the Board of Directors,
/s/ Douglas Valenti
Douglas Valenti
Chief Executive Officer

September 16, 2025
Foster City, California

i

ii

950 Tower Lane, Suite 1200, Foster City, California 94404

PROXY STATEMENT

This proxy statement is furnished to you by the Board of Directors of QuinStreet, Inc. (the “Board” or “Board of Directors”) and contains information related to the 2025 annual meeting of our stockholders to be held on October 30, 2025, beginning at 3:00 P.M., local time, at Metro Tower, 950 Tower Lane, Suite 1200, Foster City, California 94404, and at any postponements or adjournments thereof. This proxy is solicited by our Board.

In accordance with the SEC’s “Notice and Access” rules, we may provide proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them or have previously elected to receive printed copies of all future proxy materials. Instead, we will mail on or about September 16, 2025 to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report, and vote electronically via the Internet. The Notice will also contain instructions on how to receive a printed copy of your proxy materials, including a proxy card (or voting instruction form, as applicable). Stockholders who do not receive the Notice will receive a copy of the proxy materials by mail or electronic mail.

References in this proxy statement to “we,” “us,” “our,” “the Company” and “QuinStreet” refer to QuinStreet, Inc.

ABOUT THE MEETING

Purpose of the 2025 Annual Meeting of Stockholders

The purpose of the 2025 annual meeting of stockholders is:

(1)    To elect three Board nominees to serve as Class I directors for a three-year term expiring on the date of the 2028 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

(2)    To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2026;

(3)    To approve by non-binding advisory vote the fiscal year 2025 compensation of our Named Executive Officers; and

(4)    To transact any other business that properly comes before the meeting.

Quorum

A quorum is the minimum number of shares required to hold and transact business at a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as the inspector of elections for the meeting.

The inspector of elections will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The inspector of elections will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote

Holders of record of our common stock at the close of business on September 5, 2025 (the “Record Date”) may vote at the annual meeting of stockholders. As of the Record Date, we had 57,822,969 issued shares of common stock and 57,446,367 outstanding shares of common stock. Each share of QuinStreet common stock that you own entitles you to one vote. Each share of QuinStreet common stock that you own entitles you to one vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can change your vote at the meeting as described below under “— Revoking Your Proxy.”

If you are a registered stockholder (meaning your name is included on the stockholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:

•        By Internet.    You may submit your proxy by following the “Internet” instructions on the Notice. The deadline for voting electronically is 11:59 P.M. (Eastern Time) on October 29, 2025.

•        In Writing.    If you have requested printed proxy materials, you may complete and sign the proxy card contained in your proxy materials and mail it in the accompanying prepaid postage, pre-addressed envelope. If we receive your proxy card prior to the annual meeting of stockholders, we will vote your shares according to your instructions. If you sign but do not provide instructions in your proxy card, we will vote your shares as recommended by the Board of Directors. Your proxy card will also contain instructions on how to vote by telephone or Internet and the applicable deadlines.

If your shares are held in the name of a broker, bank, trustee or other nominee, you will receive instructions from such broker, bank, trustee or nominee that you must follow in order for your shares to be voted by proxy. You may also vote in person at the meeting if you have obtained a legal proxy from your broker, bank, trustee, or other nominee giving the right to vote your shares.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may abstain from voting on any of the proposals. With respect to the nominees proposed to be elected to the Board at the meeting, you may vote for all, some, or none of them. However, if you submit your proxy but do not provide instructions, we will vote your shares as recommended by the Board of Directors.

Proposals You Are Asked To Vote On and the Board’s Voting Recommendation

If you properly fill in your proxy card and send it to us in time to vote, or vote by Internet or telephone, one of the individuals named on your proxy card as the Company’s proxies will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and we will vote your shares:

•        “FOR” the election of Stuart M. Huizinga, David Pauldine and James Simons, to serve as Class I directors for a three-year term expiring on the date of the 2028 annual meeting of stockholders or until their respective successors have been duly elected and qualified (see “Proposal 1 — Election of Class I Directors”);

•        “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2026 (see “Proposal 2 — Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm”); and

•        “FOR” the approval of fiscal year 2025 compensation of our Named Executive Officers (see “Proposal 3 — Approval of Fiscal Year 2025 Compensation of Named Executive Officers”).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement was made available to stockholders, we knew of no other matters to be acted on at the meeting.

Vote Necessary to Approve Proposals

Directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote, and the nominees who receive the most votes will be elected. The three Class I director nominees with the most votes will be elected as Class I directors to serve terms ending at our 2028 annual meeting of stockholders. Abstentions and broker non-votes will not be taken into account in determining the outcome of these elections. We did not receive any nominations from any stockholders for the 2025 annual meeting of stockholders.

Ratification of the selection of our independent registered public accounting firm and approval by non-binding advisory vote of the fiscal year 2025 compensation of our Named Executive Officers each requires the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal and entitled to vote. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, your shares may constitute broker non-votes. Under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters but not on non-routine matters. Even though we are a Nasdaq-listed company, the New York Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of Nasdaq-listed companies. As a result:

•        Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of a director or the advisory vote on executive compensation because those matters are treated as non-routine under NYSE rules.

•        Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2026 because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the annual meeting of stockholders include both routine and non-routine matters, if you do not give voting instructions to your broker, bank, trustee or other nominee, your broker, bank, trustee or other nominee may either (1) vote your shares on routine matters or (2) leave your shares unvoted. “Broker non-votes” occur on a matter when a broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

Revoking Your Proxy

You may revoke your proxy by: (1) sending in another signed proxy card with a later date prior to the deadlines noted above under “— How to Vote”; (2) providing subsequent Internet or telephone voting instructions prior to the deadlines noted above; (3) notifying our Corporate Secretary in writing at the address set forth below under “Board of Directors — Contacting the Board and Further Information on Corporate Governance” prior to the deadlines noted above that you have revoked your proxy; or (4) voting in person at the meeting.

Vote Confidentiality

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that is designed to protect your voting privacy. Your vote will not be disclosed either within QuinStreet or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Proxy Solicitation Costs

The Company will bear the costs of soliciting proxies.

PROPOSAL 1:

ELECTION OF CLASS I DIRECTORS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of the nominees for election as Class I directors as described below, which proposal is designated as Proposal 1.

Our Certificate of Incorporation provides for a classified Board of Directors. A classified structure offers several advantages, such as motivating potential activists or acquirers seeking control to initiate arms-length discussions with our Board of Directors, rather than engaging in unsolicited or coercive tactics, thereby better enabling our Board of Directors to maximize stockholder value and to ensure the equal and fair treatment of stockholders. Furthermore, a classified structure may promote board continuity and stability, encouraging directors to take a long-term perspective and ensuring that a majority of our Board of Directors will always have prior experience with the Company.

Our Board has nominated Stuart M. Huizinga, David Pauldine and James Simons for election as Class I directors at the 2025 annual meeting of stockholders. We did not receive any nominations from stockholders. Each person elected as a Class I director at the 2025 annual meeting of stockholders will serve a three-year term expiring on the date of the 2028 annual meeting of stockholders or until his or her respective successor has been duly elected and qualified.

Unless authority to vote for the nominee is withheld, the shares represented by your properly completed proxy will be voted FOR the election of Stuart M. Huizinga, David Pauldine and James Simons as Class I directors. In the event that any of Stuart M. Huizinga, David Pauldine or James Simons becomes unable or unwilling to serve, the shares represented by your properly returned proxy will be voted for the election of such other person as the Board may recommend in their place. We have no reason to believe that our nominees will be unable or unwilling to serve as a director.

Directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote, and the nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Each of our nominees has been chosen to stand for election in part because of their ability to ask relevant questions, understand QuinStreet’s opportunities and challenges, evaluate alternative strategies, and implement such strategies. Each of the nominees has a record of professional integrity, a strong work ethic, a willingness to spend the time and effort needed to maintain a collegial Board environment, and, in some cases, the experience of having served as a board member at other companies. Specific experience, qualifications, attributes, and skills of each nominee are described in each nominee’s biography below.

Nominations for Election as Class I Directors (Terms Expiring on the Date of the 2028 Annual Meeting of Stockholders, if Elected)

Stuart M. Huizinga	Director since April 2015
David Pauldine	Director since October 2014
James Simons	Director since July 1999

Continuing Class II Directors (Terms Expiring on the Date of the 2026 Annual Meeting of Stockholders)

Asmau Ahmed	Director since July 2021
Matthew Glickman	Director since April 2017
Hillary Smith	Director since April 2021

Continuing Class III Directors (Terms Expiring on the Date of the 2027 Annual Meeting of Stockholders)

Andrew Sheehan	Director since February 2017
Douglas Valenti	Director since July 1999

Directors, Executive Officers, and Officers

The names of our directors, executive officers, and officers and their ages, positions, and biographies as of the date of this proxy statement are set forth below. Our executive officers, Douglas Valenti and Gregory Wong, are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors, executive officers or officers.

Name	Age	Position with QuinStreet
Directors, Executive Officers and Officers:
Douglas Valenti	65	Chief Executive Officer and Chairperson
Asmau Ahmed	46	Director
Matthew Glickman	59	Director
Stuart M. Huizinga	63	Nominee for Director
David Pauldine	68	Nominee for Director
Andrew Sheehan	67	Director
James Simons	62	Lead Independent Director and Nominee for Director
Hillary Smith	59	Director
Nina Bhanap	52	Chief Technology Officer and President, Product and Technology
Martin J. Collins	61	Chief Legal & Privacy Officer
Tim Stevens	58	Chief Operating Officer
Gregory Wong	52	Chief Financial Officer

Directors

Douglas (Doug) Valenti

Mr. Valenti founded QuinStreet and has served as our Chief Executive Officer and as a member of our Board of Directors since July 1999 and as our Chairman since March 2004. Prior to QuinStreet, Mr. Valenti served as a partner at Rosewood Capital, a venture capital firm; as a strategy consultant at McKinsey & Company; in various management roles at Procter & Gamble; and as a decorated nuclear submarine officer and qualified submarine warfare specialist (gold dolphins) for the U.S. Navy. Mr. Valenti is a graduate of the Georgia Institute of Technology with a Bachelor’s degree in Industrial Engineering, where he graduated with highest honors and was named the Georgia Tech Outstanding Senior; the U.S. Navy postgraduate nuclear engineering program; and the Stanford University Graduate School of Business with an M.B.A., where he was an Arjay Miller Scholar. As a seasoned executive and Chief Executive Officer of QuinStreet since 1999, Mr. Valenti brings in-depth knowledge of QuinStreet’s industry, competition, operations, and strategy that is important to the Board’s oversight of long-term strategy, enterprise risk management, compensation, and corporate governance practices for the Company.

Asmau Ahmed

Asmau Ahmed has served as a member of our Board of Directors since July 2021. Ms. Ahmed has served as the chief artificial intelligence and data officer at Varo Bank since May 2025. Ms. Ahmed has served as a member of the board of directors of Pony AI Inc. (NASDAQ: PONY) since November 2024, where she serves as a member of the audit committee, and as a member of the board of directors at blackcomputeHER since July 2018, a non-profit organization that supports computing and technology education for black women and girls. Previously, Ms. Ahmed served as a Managing Director at Alphabet from July 2021 to April 2024. From September 2018 to July 2021, Ms. Ahmed served as an SVP/Managing Director — Business Executive at Bank of America. From September 2016 to August 2018, Ms. Ahmed served as a digital product executive at Capital One where she oversaw enterprise digital product and strategy for customer-facing products and experiences. From January 2012 to December 2017, Ms. Ahmed was a founder, chief executive officer, and board member at Plum Perfect, a visual search and advertising technology company. From September 2006 to November 2012, Ms. Ahmed served as a management consultant at Deloitte. Ms. Ahmed holds a B.S. with Honors in Chemical Engineering from the University of Virginia and an M.B.A. from Columbia Business School. Ms. Ahmed brings to the Board her executive experience, financial services experience, and knowledge in digital marketing.

Matthew (Matt) Glickman

Mr. Glickman has served as a member of our Board of Directors since April 2017. Mr. Glickman is currently a Lecturer in Management at Stanford Graduate School of Business and a Managing Partner at Promise Venture Studio. He also advises technology executives and entrepreneurs and serves on the boards of several technology firms and nonprofit organizations. Mr. Glickman was previously a co-founder and chief executive officer of enterprise software company Merced Systems, and of BabyCenter, Inc., a consumer website for new and expectant parents. Mr. Glickman also served as the founding chief financial officer of Teach for America, Inc. Mr. Glickman holds a B.A. in French and Economics from Amherst College, an M.A. in Educational Policy & Analysis from the Stanford School of Education, and an M.B.A. from the Stanford Graduate School of Business, where he graduated an Arjay Miller Scholar. Mr. Glickman’s executive experience and in-depth knowledge of the technology industry are important to the Board’s oversight of our business and operations, strategy and risk management.

Stuart M. Huizinga

Mr. Huizinga has served as a member of our Board of Directors since April 2015. Mr. Huizinga served as a member of the board of directors of Next Insurance, Inc. from October 2024 to July 2025. From December 2021 to May 2025, Mr. Huizinga served as a member of the board of directors of Movella Holdings Inc., where he served as the chair of the audit committee. From December 2020 to May 2023, Mr. Huizinga served as the chief financial officer of Apollo Neuroscience, Inc. From August 2018 to February 2020, Mr. Huizinga served as chief financial officer of ACME Technologies, Inc. Mr. Huizinga served as chief financial officer of Sun Basket, Inc. in 2017. From 2000 to 2016, Mr. Huizinga served as senior vice president and chief financial officer at eHealth, Inc. (NASDAQ: EHTH). From 1984 to 2000, Mr. Huizinga served at various positions including partner at Arthur Andersen LLP, in the firm’s audit business unit, where he also served as a worldwide expert within the firm’s technology practice, primarily in the software and Internet sectors. He is a Certified Public Accountant (inactive) in the State of California. Mr. Huizinga holds a B.S. in Business Administration from San Jose State University. Mr. Huizinga possesses substantial expertise in public company reporting, auditing, and financial accounting. With over sixteen years of executive leadership experience at another publicly held Internet company, Mr. Huizinga brings deep knowledge of the online marketing and e-commerce industry which is valuable to the Board’s oversight of our business, strategy, and operations.

David (Dave) Pauldine

Mr. Pauldine has served as a member of our Board of Directors since October 2014. Mr. Pauldine was the president of DeVry University from July 2006 to June 2014 and executive vice president of DeVry Education Group Inc., now Adtalem Global Education, Inc. (NYSE: ATGE), from October 2005 to June 2014. Prior to that, from 1989 to 2005, Mr. Pauldine served at Education Management Corporation, where his last position was executive vice president and president of The Art Institutes system of schools. From 1979 to 1989, Mr. Pauldine held various operational and management positions at DeVry. Mr. Pauldine also provides services for Pauldine Enterprises, LLC as a professional speaker and consultant. He previously served as a member of the board of The Association of Private Sector Colleges and Universities, now Career Education Colleges and Universities, from 2007 to 2013, including as vice chair from 2011 to 2012 and as board chair from June 2012 to June 2013. He also served as a board member for the American Red Cross, the Greater Fort Lauderdale Chamber of Commerce, Communities in Schools, Sarasota University, and ASPIRA. Mr. Pauldine holds a B.A. in Communication Arts from The University of Dayton and an M.A. in Leadership from McGregor School, Antioch University. Mr. Pauldine’s many years as a public company executive, including in the for-profit education industry, brings a deep understanding of the needs of the Company’s performance marketing clients as well as a depth of experience in business operations.

Andrew (Andy) Sheehan

Mr. Sheehan has served as a member of our Board of Directors since February 2017. Since 2014, Mr. Sheehan has served as the Managing Partner of Tippet Venture Partners, LLC, a venture capital firm. Mr. Sheehan was a partner of Sutter Hill Ventures, a venture capital firm, from 2007 to February 2021. Mr. Sheehan has served on the board of directors of Yext, Inc. (NYSE: YEXT), a publicly held technology company, since May 2008. Mr. Sheehan also serves on the board of directors of a number of privately-held companies in the technology industry. Mr. Sheehan holds a B.A. in English from Dartmouth College and an M.B.A. from the University of Pennsylvania, Wharton School. Mr. Sheehan’s leadership experience, expertise as an investor and in-depth knowledge regarding the technology industry are valuable to the Board’s oversight of our business, strategy, and operations.

James (Jim) Simons

Mr. Simons has served as a member of our Board of Directors since July 1999 and our Lead Independent Director since July 2021. Mr. Simons is a managing director of Split Rock Partners, a venture capital firm, which he founded in June 2004. Prior to founding Split Rock Partners, Mr. Simons served as general partner of St. Paul Venture Capital, a venture capital firm, from November 1996 to June 2004. Previously, Mr. Simons was a partner at Marquette Venture Partners and held banking positions at Trammell Crow Company and First Boston Corporation. Mr. Simons also serves as an advisory board member of Vouch, Inc. Mr. Simons holds a B.A. in Economics and History from Stanford University and an M.S. in Management from the J.L. Kellogg Graduate School of Management, Northwestern University. Mr. Simons has deep expertise in marketing and customer acquisition on the Internet and has many years of experience as an investor in Internet marketing and other companies. His in-depth knowledge of our business, business experience, and history as a director on our Board brings knowledge that is important to the Board’s oversight of our business and operations, strategy and risk management.

Hillary Smith

Ms. Smith has served as a member of our Board of Directors since April 2021. Ms. Smith has served as a member of the board of directors of Yext, Inc. (NYSE: YEXT) since October 2020, where she serves as chair of the compensation committee and a member of the audit committee; as a member of the board of directors of Elevate Services, Inc., a private company that offers consulting, technology, and services to law departments and law firms, since November 2018, where she serves as the chair of the compensation committee and a member of the audit committee; and on the board of directors at the National Center for LGBTQ Rights since September 2019. Ms. Smith has served as an operating partner at Craft Ventures since September 2019 and also serves as a consultant and advisor to various technology companies. Previously, Ms. Smith served as general counsel at a number of public and private technologies companies most recently Square, Inc. (n/k/a Block, Inc.), from December 2016 to March 2018. From July 2015 to October 2016, Ms. Smith served as general counsel and corporate secretary for Zenefits, and from May 2010 to June 2015, she served as general counsel to SuccessFactors, Inc. Ms. Smith served as deputy general counsel and then SVP, general counsel and corporate secretary for DoubleClick from March 2000 to September 2005, and general counsel for Right Media and associate general counsel for Yahoo! Inc. from January 2007 to May 2010. Ms. Smith holds a B.A. in History from Montana State University-Bozeman and a J.D. from Cornell Law School. The Board has determined that Ms. Smith is qualified to serve as a member of the Board because of her public board experience, legal and regulatory expertise, executive experience, and knowledge in digital marketing.

Executive Officers and Officers

Nina Bhanap

Ms. Bhanap has served as our Chief Technology Officer since July 2009 and our President, Product and Technology, since July 2015. She previously served as our Senior Vice President of Engineering from November 2006 to July 2009, as our Vice President of Product Development from January 2004 to November 2006, as our Senior Director from January 2003 to January 2004 and as our Director of Product Management from October 2001 to January 2003. Prior to joining us, Ms. Bhanap served as head of fixed income sales technology for Europe at Morgan Stanley for five years and as a senior associate at Booz Allen Hamilton for one year. Ms. Bhanap holds a B.S. in Computer Science with Honors from Imperial College, University of London, and an M.B.A. from the London Business School.

Martin (Marty) J. Collins

Mr. Collins has served as our Chief Legal & Privacy Officer since July 2019. Mr. Collins previously served as our General Counsel, Senior Vice President, and Chief Compliance Officer since April 2014 and head of Corporate Development since October 2014. Prior to joining us, Mr. Collins served as vice president of corporate development at Bloom Energy from March 2010 to March 2014. From November 2006 to March 2010, Mr. Collins served as general counsel, senior vice president, chief compliance officer, and head of internal audit at Novellus Systems, Inc., which was acquired in 2011 by Lam Research Corporation (Nasdaq: LRCX). Before Novellus, Mr. Collins served as associate general counsel and vice president at Oracle Corporation (NYSE: ORCL) from August 2005 to September 2006. At Oracle, Mr. Collins was head of the corporate and securities group. Prior to joining Oracle,

Mr. Collins was a corporate partner at Mayer Brown LLP, a global law firm, where he worked from 1991 until 2005. Mr. Collins holds a B.A. in Political Economy from Williams College and a J.D. from the Georgetown University Law Center.

Tim Stevens

Mr. Stevens joined QuinStreet in December 2016 and currently serves as our chief operating officer. Mr. Stevens previously served as our senior vice president of business and corporate development, as well as president of international operations, from December 2008 to January 2012. From February 2012 to December 2016, Mr. Stevens served as vice president of global business development and corporate development at Cloudera, Inc. From 2007 to 2008, Mr. Stevens served as president and chief executive officer of vSide. From 2003 to 2006, Mr. Stevens served as senior vice president of business services at Borland Software Corporation. From 1997 to 2003, Mr. Stevens worked at Inktomi Corporation, a network infrastructure software provider, in a variety of legal and business roles, including general counsel, general manager, and senior vice president of corporate development. From 1991 to 1997, Mr. Stevens was a corporate attorney at Wilson Sonsini Goodrich & Rosati P.C. Mr. Stevens holds B.S. degrees in Finance and Management from the University of Oregon and a J.D. from the University of California, Davis School of Law.

Gregory (Greg) Wong

Mr. Wong has served as our Chief Financial Officer since September 2013, and as Vice President of Finance from June 2012 to September 2013. Mr. Wong previously served as our Senior Director of Finance and Accounting from May 2011 to June 2012 and as Director of Financial Planning and Analysis from February 2008 to May 2011. Prior to joining us, Mr. Wong served as director of finance at Lexar Media, a flash memory manufacturer, and a subsidiary of Micron Technology, Inc., from August 2006 to February 2008. Prior to that, Mr. Wong held various finance positions with both public and privately-held technology companies. Mr. Wong holds a B.S. in Economics from California Polytechnic State University, San Luis Obispo.

BOARD OF DIRECTORS

The Board of Directors held four meetings during fiscal year 2025. All directors attended 75% or more of the total number of meetings of the Board and the committees on which they served in fiscal year 2025. As a matter of policy, directors are encouraged, but not required, to attend our annual meeting of stockholders. No directors attended our 2024 annual meeting of stockholders.

Compensation of Board of Directors

Our non-employee director compensation policy, as amended by our Compensation Committee in July 2021 and August 2021, provides that each non-employee director will receive the following compensation for Board service:

•        $45,000 per year for service as a Board member;

•        $15,000 per year for service as a lead director;

•        $31,000 per year for service as a chairperson of the Audit Committee, $27,000 per year as a chairperson of the Compensation Committee, and $14,000 per year for service as a chairperson of the Nominating and Corporate Governance Committee; and

•        $10,000 per year for service as a member of the Audit Committee, $6,000 per year for service as a member of the Compensation Committee, and $3,500 per year for service as a member of the Nominating and Corporate Governance Committee.

Our non-employee director compensation policy provides that each non-employee director will receive, annually, on the date of our annual stockholders meeting, a service-vesting restricted stock unit (“RSU”) award equal to a grant date cash value of $145,000 under the Non-Employee Directors’ Stock Award Plan. The annual RSU award vests daily over a period of one year. Non-employee directors may elect annually (in the prior calendar year) to defer the settlement of their RSU awards that are granted within the following calendar year until a change in control of the Company or the director’s departure from the Board.

Our non-employee director compensation policy also provides that each new non-employee director will receive a pro-rated RSU award under the Non-Employee Directors’ Stock Award Plan in connection with their initial election or appointment to our Board. The number of RSUs in the pro-rated RSU award is equal to the number of RSUs in the last annual RSU award granted to each of our non-employee directors divided by 365 days and then multiplied by the number of days from the date the new non-employee director is elected or appointed until the anniversary of our last annual stockholders meeting. The pro-rated RSU award vests daily over a period beginning on the date the new non-employee director is elected or appointed and ending on the anniversary of our last annual stockholders meeting.

We reimburse our non-employee directors for their travel, lodging, and other reasonable expenses incurred in attending our Board and Board committee meetings.

Our non-employee directors may elect to receive stock options in lieu of the cash compensation that would otherwise be payable to them for their service on our Board and its committees. Under this policy, non-employee directors must make an irrevocable election prior to the start of the fiscal year to receive options in lieu of all cash compensation they would otherwise earn during such fiscal year. Pursuant to an election to receive options in lieu of cash compensation, options are granted after the end of each fiscal quarter, and have an “aggregate grant date fair value,” computed in accordance with FASB ASC Topic 718, equal to the value of the cash that would otherwise have been payable for the fiscal quarter. The number of shares of our common stock subject to each option is determined by dividing the compensation otherwise payable with respect to the preceding quarter by the grant date fair value of a single share (rounded down to the nearest whole share).

Our Chief Executive Officer, as an employee of the Company, does not receive compensation for his service on our Board.

Fiscal Year 2025 Compensation of Non-Employee Directors.    The following table sets forth information regarding compensation earned by or paid to our non-employee directors during fiscal year 2025.

FISCAL YEAR 2025 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
Asmau Ahmed	55,000	144,984	0	199,984
Anna Fieler(5)	18,333	0	0	18,333
Matthew Glickman	55,000	144,984	0	199,984
Stuart M. Huizinga	76,000	144,984	0	220,984
David Pauldine	72,000	144,984	0	216,984
Andrew Sheehan	59,000	144,984	0	203,984
James Simons	69,500	144,984	0	214,484
Hillary Smith	54,500	144,984	0	199,484

____________

(1)      We pay our non-employee directors their cash compensation quarterly in arrears, and, accordingly, the amounts in this column reflect cash fees earned for fiscal year 2025.

(2)      The amounts reported in this column do not reflect the actual value realized by the non-employee director. Instead, as required by SEC rules, these amounts represent the “aggregate grant date fair value” for awards granted in fiscal year 2025, computed in accordance with FASB ASC Topic 718. The calculations of these values are determined by accounting requirements and may include vested as well as unvested awards, so they do not necessarily correspond to the actual value that ultimately may be realized by the non-employee directors with respect to the awards. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal year 2025, filed with the SEC on August 21, 2025.

(3)      As of the end of fiscal year 2025, Ms. Fieler held an aggregate of 0 unvested RSUs; Mr. Glickman held an aggregate of 2,304 unvested RSUs; Ms. Ahmed held an aggregate of 2,513 unvested RSUs; Mr. Huizinga held an aggregate of 2,304 unvested RSUs; Mr. Pauldine held an aggregate of 2,304 unvested RSUs; Mr. Sheehan held an aggregate of 2,304 unvested RSUs; Mr. Simons held an aggregate of 2,304 unvested RSUs; and Ms. Smith held an aggregate of 2,304 unvested RSUs. In addition, as of the end of fiscal year 2025, Mr. Glickman held an aggregate of 86,236 Deferred RSUs; and Mr. Huizinga held an aggregate of 88,029 Deferred RSUs.

(4)      As of the end of fiscal year 2025, Ms. Ahmed held an aggregate of 50,000 options; and Ms. Smith held an aggregate of 58,435 options, in each case covering both vested and unvested shares of our common stock.

(5)      Ms. Fieler served as a non-employee director during fiscal year 2025 until her term expired on October 31, 2024.

The following table sets forth information regarding the individual options and stock awards granted during fiscal year 2025 to our non-employee directors, including the exercise price of the options (which was the fair market value of our common stock on the grant date) and the per-share “grant date fair value” for each option and stock award used in calculating the amounts reported in the “Fiscal Year 2025 Director Compensation Table” above:

Name	Grant Date	Securities Underlying Stock Awards (#)	Securities Underlying Options Awards (#)	Per Share Exercise Price of Option ($)	Per Share Grant Date Fair Value of Equity Award ($)(1)	Grant Date Fair Value of Equity Awards ($)(1)
Asmau Ahmed	October 31, 2024	6,904	0	0	21.00	144,984
Matthew Glickman	October 31, 2024	6,904	0	0	21.00	144,984
Stuart M. Huizinga	October 31, 2024	6,904	0	0	21.00	144,984
David Pauldine	October 31, 2024	6,904	0	0	21.00	144,984
Andrew Sheehan	October 31, 2024	6,904	0	0	21.00	144,984
James Simons	October 31, 2024	6,904	0	0	21.00	144,984
Hillary Smith	October 31, 2024	6,904	0	0	21.00	144,984

____________

(1)      See note (2) in the “Fiscal Year 2025 Director Compensation Table” above.

Committees of the Board of Directors

Our Board of Directors has standing, independent Audit, Compensation, and Nominating and Corporate Governance Committees. Copies of the charters for each of these committees are available on the Company’s website at www.quinstreet.com by using the “Investor Relations” link and then the “Governance Documents” link under the “Corporate Governance” tab. The following table lists members of the Committees as of September 5, 2025.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Asmau Ahmed	Member	—	—
Matthew Glickman	Member	—	—
Stuart M. Huizinga	Chairperson	—	—
David Pauldine	—	Chairperson	—
Andrew Sheehan	—	—	Chairperson
James Simons	—	Member	Member
Hillary Smith	—	Member	Member

Audit Committee.    Our Audit Committee, which has been established in accordance with Section 3(a) (58)(A) of the Exchange Act of 1934, as amended (“Exchange Act”), met eight times during fiscal year 2025. The chairperson of our Audit Committee is Mr. Huizinga. The functions of this committee include, among other things:

•        reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•        evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•        reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•        providing oversight with respect to related person transactions and cybersecurity;

•        reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy, and effectiveness of our financial controls;

•        reviewing reports from management and auditors regarding our procedures to monitor and ensure compliance with our legal and regulatory responsibilities, our code of conduct and ethics and our compliance with legal and regulatory requirements;

•        establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, or auditing matters; and

•        overseeing risk related to environmental and social matters.

A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed on the Company’s website at www.quinstreet.com by using the “Investor Relations” link and then the “Governance Documents” link under the “Corporate Governance” tab.

Nominating and Corporate Governance Committee (“Governance Committee”).    Our Governance Committee met four times during fiscal year 2025. The chairperson of our Governance Committee is Mr. Sheehan. The functions of this Committee include, among other things:

•        reviewing periodically director performance on our Board of Directors and its Committees and performance of management, and recommending to our Board of Directors and management areas for improvement;

•        interviewing, evaluating, nominating, and recommending individuals for membership on our Board of Directors including for lead directorship;

•        evaluating nominations by stockholders of candidates for election to our Board of Directors and establishing policies and procedures for such nominations;

•        reviewing with our Chief Executive Officer plans for succession to the office of Chief Executive Officer or any other executive officer, as it sees fit; and

•        reviewing and recommending to our Board of Directors changes with respect to corporate governance practices and policies.

In July 2025, our Governance Committee recommended to our Board the director nominees for nomination to our Board at our 2025 annual meeting of stockholders. A detailed list of the Governance Committee’s functions is included in its charter, which can be accessed on the Company’s website at www.quinstreet.com by using the “Investor Relations” link and then the “Governance Documents” link under the “Corporate Governance” tab.

Compensation Committee.    Our Compensation Committee met six times during fiscal year 2025. The chairperson of our Compensation Committee is Mr. Pauldine. The functions of this committee include, among other things:

•        determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•        reviewing and approving the compensation of our non-employee directors;

•        evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans, and similar programs advisable for the Company, as well as modification or termination of existing plans and programs;

•        establishing policies with respect to equity compensation arrangements;

•        reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and preparing the Compensation Committee Report that the SEC requires to be included in our annual proxy statement;

•        assessing risks arising from our compensation policies and practices and determining whether any such risks are reasonably likely to have a material adverse effect; and

•        selecting, retaining, overseeing, and terminating any compensation consultant or other compensation advisor.

The Compensation Committee may form, and delegate authority to, subcommittees as appropriate. A detailed list of the Compensation Committee’s functions is included in its charter and can be accessed on the Company’s website at www.quinstreet.com by using the “Investor Relations” link and then the “Governance Documents” link under the “Corporate Governance” tab.

Compensation Consultant.    Compensia, Inc. (“Compensia”), a national executive compensation consulting firm, provides compensation advisory services to the Compensation Committee and to the Company. No member of the Compensation Committee or management has any affiliation with Compensia, and our Compensation Committee has determined that Compensia is “independent” as defined by the rules of the SEC and the applicable listing standards of the Nasdaq Stock Market and that its work does not give rise to any conflict of interest. The Compensation Committee has engaged Compensia and has access to Compensia without the participation of management and periodically seeks input from Compensia on a range of external market factors, including evolving executive compensation trends, general observations on the Company’s executive compensation program and competitive market data on a peer group of companies in the Internet marketing and media sector and other similar companies. The Compensation Committee also considers input from Compensia on Board compensation matters for non-employee Board members. Other than as described in this paragraph and below under “Compensation-Related Risk,” Compensia provided no other services to the Company in fiscal year 2025.

Management Input to the Compensation Committee.    Our management supports the work of the Compensation Committee, including fulfilling requests for specific analyses to assist with decision making. Our Chief Executive Officer and Chief Legal & Privacy Officer work with the Compensation Committee chairperson to help set meeting agendas and to coordinate the distribution of materials to the Compensation Committee in advance of its meetings. Our Employee Benefits and Compliance, Finance, and Legal departments assist in completing these projects. Generally, our Chief Executive Officer attends Compensation Committee meetings (except for sessions discussing and setting his compensation).

Compensation Committee Meetings.    For more information on the process for determining executive compensation, see the section titled “Compensation Discussion and Analysis” in this proxy statement.

Compensation Committee Interlocks and Insider Participation.    Mr. Pauldine, Mr. Simons, and Ms. Smith served on the Compensation Committee during fiscal year 2025. None of them has been an officer or employee of QuinStreet. Moreover, none of our executive officers has served on the board of directors or compensation committee of a company that has an executive officer who serves on our Board or Compensation Committee.

Corporate Governance

Code of Conduct and Ethics.    Our Code of Conduct and Ethics applies to all of our directors, employees, and officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions). We will post future amendments to our Code of Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on the Company’s website at www.quinstreet.com.

Board Leadership Structure.    The Board of Directors is responsible for determining its leadership structure, which currently consists of a Chairperson of the Board and a chairperson (or acting chairperson) leading each Board Committee. Currently, the Chairperson of the Board, Mr. Valenti, also serves as our Chief Executive Officer. The Board believes in retaining the flexibility to allocate the responsibilities of the offices of Chairperson and Chief Executive Officer in accordance with the best interests of the Company and its stockholders at a given point in time, and therefore the Board does not place restrictions on who may serve as Chairperson.

The Board appointed a lead independent director in July 2021. The lead independent director has the following roles and responsibilities:

•        preside at Board meetings when the Chairperson is not present;

•        serve as liaison between the Chairperson and the independent directors;

•        approve meeting agendas and information sent to the Board;

•        have the authority to call meetings of the independent directors; and

•        if required by major shareholders, ensure that he or she is available for consultation and direct communication.

The Board believes that its current leadership structure and corporate governance policies ensure effective independent Board leadership and oversight of management. For example, the Board regularly meets in executive sessions without the Chief Executive Officer or any other members of management present. Strong independent director leadership is also enhanced by the fact that we have a lead independent director and all of the Board committees are comprised solely of, and chaired by, independent directors.

In order to enhance the independence of the Board from management, the Board believes that a substantial majority of the Board should consist of independent directors. All of our current directors, except for Mr. Valenti, are independent, as determined in accordance with Nasdaq listing standards.

Board’s Role in Risk Oversight.    Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks, credit risks, liquidity risks, cybersecurity risks, environmental risks, social risks, and legal and compliance risks.

The Board of Directors is responsible for exercising oversight of management’s identification of, management of, and planning for those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Audit Committee, Compensation Committee, and Governance Committee’s areas of responsibilities discussed under “— Audit Committee”, “— Compensation Committee” and “— Nominating and Corporate Governance Committee (“Governance Committee”)” above). The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. In addition, the Board and its committees receive reports from our auditors and other advisors, such as Compensia, and meet in executive sessions with these outside auditors and advisors. Board oversight of risk is enhanced by the fact that our Chief Executive Officer and Chairperson of the Board attends many committee meetings and that committee reports are provided to the full Board following each regular quarterly committee meeting.

Information on Compensation Risk Assessment.    Management periodically reviews the Company’s incentive compensation programs at all levels within the organization. Employee cash bonuses are based on Company and individual performance, and management (with respect to non-executive bonuses) or the Compensation Committee (with respect to executive officers’ bonuses) determines bonus payouts. Equity awards for new hires are based on the individual’s level in the Company, prior experience, qualifications, and the market for particular types of talent. Any subsequent awards are based on employee performance and providing retention incentives. Equity awards have long-term vesting requirements to preclude undue incentives for focusing on short-term stock price performance. Our compensation programs and processes were reviewed during fiscal year 2025 by Compensia and management. Based on the findings of this review and input from Compensia and management, the Compensation Committee believes that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Environmental, Social, and Governance Matters.    As part of our decision-making process, we endeavor to consider the environmental, social, and governance consequences of our decisions on our stakeholders, including our employees and their communities. These considerations include our commitments to an inclusive workforce. We endeavor to build a culture that attracts and retains an employee population with diverse backgrounds and experiences. We also seek to support our communities by actively participating in philanthropic events. With respect to the environment, our encouragement of an environmentally conscious approach includes establishing our headquarters in a LEED Gold certified building at 950 Tower Lane in Foster City, California.

Independence Determination for Directors

The Board of Directors has determined that, with the exception of Mr. Valenti, who is our Chief Executive Officer, all of its current members qualify as independent directors pursuant to the rules adopted by the SEC and the Nasdaq Stock Market. The Audit, Compensation, and Governance Committees of the Board of Directors consist entirely of independent directors.

Audit Committee Financial Qualifications

Our Board of Directors has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is “independent” within the meaning of the Nasdaq listing standards and the standards established by the Company. The Board has also determined that each member of our Audit Committee can read and understand fundamental financial statements in accordance with audit committee requirements of the SEC and Nasdaq listing standards. In addition, the Board of Directors has designated Mr. Huizinga as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Director Nominations

General Criteria and Process.    Our Governance Committee has the responsibility of identifying, reviewing, and evaluating candidates to serve on the Company’s Board of Directors consistent with any criteria approved by the Board of Directors, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements. The minimum qualifications a candidate should possess include being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee complies with the requirements of the Company’s Bylaws and takes into consideration such other factors as it deems appropriate, including prior experience on public company boards and committees. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, the ability of the candidate to devote sufficient time to the affairs of the Company, the candidate’s demonstrated excellence in his or her field, the candidate’s ability to exercise sound business judgment, and the candidate’s commitment to rigorously represent the long-term interests of the Company’s stockholders. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation of candidates.

In evaluating candidates, the Governance Committee considers a wide variety of qualifications, attributes and other factors, and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes, and skills may complement, supplement or duplicate those of other Board members, although the Company does not have a policy prescribing specific standards for diversity.

Stockholder Nominations and Bylaw Procedures.    The Governance Committee considers properly submitted recommendations for candidates to the Board from stockholders in accordance with the Company’s policy on stockholder recommendations of director nominees. The Governance Committee does not alter the manner in which it evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise.

Our Bylaws and our policy on stockholder recommendations of director nominees establish procedures pursuant to which a stockholder may nominate a person for election to the Board of Directors. Any stockholder recommendations for consideration by the Governance Committee should set forth all information that is required to be disclosed by Section 5(b)(i) of our Bylaws and all information required pursuant to Regulation 14A under the Exchange Act, as amended, including the candidate’s name, biographical information, business experience for at least the past five years, a summary of the candidate’s qualifications, a representation that the nominating stockholder is a beneficial or record owner of our stock, and a written consent of the candidate to serve on the Board of Directors if elected. In addition, such stockholder recommendations should set forth any other information required to be provided by our policy on stockholder recommendations of director nominees and applicable securities laws and regulations. We may require any such proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee. A copy of our Bylaws and our policy on stockholder recommendations of director nominees can be accessed on the Company’s website at www.quinstreet.com by using the “Investor Relations” link and then the “Governance Documents” link under the “Corporate Governance” tab.

To nominate a person for election to the Board of Directors at our 2026 annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Corporate Secretary between July 2, 2026, and August 1, 2026. However, if our 2026 annual meeting is advanced or delayed by more than 30 days from October 30, 2026 (the anniversary of the prior year’s annual meeting of stockholders), a stockholder’s written notice will be timely if it is delivered no earlier than the 120th day prior to our 2026 annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. Stockholder recommendations to the Board of Directors should be sent to QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 1200, Foster City, California 94404.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for our 2026 annual meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than August 31, 2026 as described below under “— Stockholder Proposals.”

Insider Trading Policies and Procedures

We have adopted insider trading policies and procedures governing the purchase, sale, and other dispositions of our securities by directors, officers, and employees that are designed to promote compliance with insider trading laws, rules and regulations, and the applicable listing standards of the Nasdaq Stock Market, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy is filed with our Annual Report on

Form 10-K for fiscal year 2025, filed with the SEC on August 21, 2025, as Exhibit 19.1. In addition, it is our policy to comply with applicable securities and state laws, including insider trading laws, when engaging in transactions in the Company’s securities.

Contacting the Board and Further Information on Corporate Governance

Stockholders may contact the Board of Directors about bona fide issues or questions about QuinStreet by writing to the Corporate Secretary as follows: Board of Directors of QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 1200, Foster City, California 94404.

Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to the street address noted above, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Corporate Secretary for forwarding to the Board of Directors or specified member or members will be forwarded in accordance with the stockholder’s instructions.

Our Code of Conduct and Ethics, stockholder nominations policy, and committee charters are accessible on the Company’s website at www.quinstreet.com by using the “Investor Relations” link and then the “Governance Documents” link under the “Corporate Governance” tab. Stockholders may also request printed copies of such documents without charge by writing to the Corporate Secretary as follows: QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 1200, Foster City, California 94404.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, our director nominees, our Named Executive Officers (as set forth in the Summary Compensation Table below), our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of August 15, 2025. As of August 15, 2025, there were 55,676,795 shares of common stock outstanding. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o QuinStreet, Inc., 950 Tower Lane, Suite 1200, Foster City, California 94404.

Name	Common Stock
	Shares Beneficially Owned	% of Class
Directors:
Asmau Ahmed(1)	98,137	*
Matthew Glickman(2)	30,000	*
Stuart M. Huizinga	83,894	*
David Pauldine	169,923	*
Andrew Sheehan(3)	63,937	*
James Simons(4)	103,727	*
Hillary Smith(5)	108,902	*
Named Executive Officers(6):
Douglas Valenti(7)	1,957,418	3.4%
Gregory Wong	190,740	*
Nina Bhanap	29,999	*
Martin Collins	17,688	*
Timothy Stevens	19,132	*
Executive Officers and Directors as a group (12 persons)(6)(8)	2,873,497	5.0%
Other 5% Stockholders:
BlackRock, Inc.(9), 55 East 52nd Street, New York, NY 10055	8,229,207	14.6%
Private Capital Management, LLC(10), 8889 Pelican Bay Boulevard, Suite 500, Naples, FL 34108	6,046,568	11.08%
The Vanguard Group(11), 100 Vanguard Boulevard, Malvern, PA 19355	3,663,813	6.71%

____________

*        Represents 1% or less of our outstanding common stock.

(1)      Includes stock options exercisable for 50,000 shares of our common stock within 60 days of August 15, 2025.

(2)      Includes 10,000 shares held in a trust of which Mr. Glickman is a trustee.

(3)      Includes 15,623 shares held by a limited partnership Tippet Venture Partners, L.P. of which Mr. Sheehan is the managing director of its general partner and 47,486 shares held by a trust of which Mr. Sheehan is a trustee. Mr. Sheehan disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein.

(4)      Includes 44,841 shares held by the James Rexroad Simons Trust of which Mr. Simons is a trustee. Mr. Simons disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein.

(5)      Includes 3,350 shares held in a trust of which Ms. Smith is a trustee. Also includes stock options exercisable for 58,435 shares of our common stock within 60 days of August 15, 2025.

(6)      Our executive officers are Messrs. Valenti and Wong. However, we have included Messrs. Stevens and Collins and Ms. Bhanap as Named Executive Officers in our Compensation Discussion and Analysis in this proxy statement for the purpose of providing our shareholders with supplemental disclosure of the compensation of our next three mostly highly compensated other officers in fiscal year 2025.

(7)      Includes 1,950,509 shares held by The Valenti Living Trust of which Mr. Valenti and his spouse are co-trustees. Each of Mr. Valenti and his spouse has voting and investment power with respect to the shares held by The Valenti Living Trust and share beneficial ownership in such shares. Also includes 6,903 shares held by trusts, of which Mr. Valenti’s spouse is the trustee, for the benefit of Mr. Valenti and his spouse’s immediate family members over which Mr. Valenti may be deemed to have shared voting and dispositive power.

(8)      Includes stock options exercisable for 108,435 shares of our common stock within 60 days of August 15, 2025.

(9)      Based on the Schedule 13G/A filed with the SEC on April 29, 2025 by BlackRock, Inc.

(10)    Based on the Schedule 13G/A filed with the SEC on February 5, 2024 by Private Capital Management, LLC.

(11)    Based on the Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group.

Delinquent Section 16(a) Reports

Based solely upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act, as amended, were timely filed for fiscal year 2025, except with respect to one Form 4 by Mr. Pauldine, which was inadvertently filed one day late on August 26, 2024 with respect to a transaction on August 21, 2024.

Certain Relationships and Related Person Transactions

We have entered into standard, ordinary course indemnification agreements with each of our directors and senior officers. These indemnification agreements require us to indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law.

Since July 1, 2024, there have not been any transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant, where the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest, other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described elsewhere herein under the sections titled “Compensation of Board of Directors,” “Executive Compensation” and “Compensation Committee Report.”

Policies and Procedures for Transactions with Related Persons

Our Board of Directors has adopted a written related person transactions policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and a related person were, are, or will be participants and in which the amount involved exceeds $120,000. Only related person transactions in which the amount involved exceeds $120,000 and in which the related person had or will have a direct or indirect material interest will be required to be disclosed in applicable SEC filings as required by the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act, and related rules. Pursuant to the Company’s related person transactions policy, our Audit Committee, among other things, (i) reviews the relevant facts and circumstances of each proposed related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third-party and the extent of the related person’s interest in the transaction and (ii) takes into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct and Ethics. Management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related person transaction.

Any related person transaction may only be consummated or continued if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in our related person transactions policy. Certain types of transactions are not subject to the policy, including: (i) transactions involving compensation for services provided by an employee, consultant, or director that are approved by our Compensation Committee; and (ii) transactions in the ordinary course of business where the interest of the related person arises solely from the ownership of a class of QuinStreet equity securities where all holders of such class of equity securities will receive the same benefit on a pro rata basis. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction. In the event that it is inappropriate for the Audit Committee to review the transaction due to conflicts of interest or otherwise, after taking into account possible recusals by Audit Committee members, another independent body comprised of members of our Board of Directors reviews the related person transaction.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for our “Named Executive Officers,” which for fiscal year 2025 consists of the following officers:

•        Douglas Valenti, Chairperson of our Board of Directors and our Chief Executive Officer;

•        Gregory Wong, our Chief Financial Officer;

•        Nina Bhanap, our Chief Technology Officer and President, Product and Technology;

•        Tim Stevens, our Chief Operating Officer; and

•        Martin J. Collins, our Chief Legal & Privacy Officer.

Our executive officers in fiscal year 2025 were Messrs. Valenti and Wong. However, we have also included Messrs. Stevens and Collins and Ms. Bhanap as Named Executive Officers (each, an officer) in this Compensation Discussion and Analysis for the purpose of providing our stockholders with supplemental disclosure of the compensation of our next three mostly highly compensated officers in fiscal year 2025.

This Compensation Discussion and Analysis is organized into five sections:

Section 1 — Executive Summary

Section 2 — Compensation Philosophy, Objectives, and Design

Section 3 — Compensation-Setting Process

Section 4 — Compensation Components

Section 5 — Other Compensation Information and Policies

Section 1 — Executive Summary

Executive Compensation

The Compensation Committee sets the compensation of our senior officers, including our Named Executive Officers, considering their contribution to Company-wide performance goals, including successful execution of our annual operating plan, competitive market data, and the material risks associated with our executive compensation structure, policies and programs, if any. This plan is designed to further our long-term business objectives and create sustainable long-term stockholder value. Accordingly, our fiscal year 2025 compensation actions and decisions were largely based on each executive officer’s and other officer’s contribution to Company-wide performance goals, consistent with our pay-for-performance philosophy.

Fiscal Year 2025 Compensation Decisions

The Compensation Committee took the following actions with respect to the specific compensation of our Named Executive Officers in fiscal year 2025:

•        in July 2024, concurred with our Chief Executive Officer’s recommendation to increase the base salary and target annual bonus opportunity of each of our Named Executive Officers (other than himself), and also determined to increase the base salary and target annual bonus opportunity of our Chief Executive Officer;

•        in July 2024, approved grants of equity awards in the form of service-vesting RSU awards (“RSUs”) and performance-vesting RSU awards (“PSUs”);

•        in July 2025, determined that 100% of the PSUs were earned based on the Company’s financial performance for the fiscal year ended June 30, 2025; and

•        in July 2025, concurred with our Chief Executive Officer’s recommendation to pay annual bonuses at 21.3% of the target opportunity for each of our Named Executive Officers (other than himself), and also determined not to pay an annual bonus to our Chief Executive Officer.

In making its base salary decisions, bonus determinations, and equity award decisions, the Compensation Committee engaged Compensia, Inc. (“Compensia”), an independent national executive compensation consulting firm providing executive compensation advisory services, to prepare a competitive market analysis.

In granting equity awards, the Compensation Committee took into consideration the following objectives: (i) maintaining a market-competitive total target direct compensation opportunity for each Named Executive Officer, (ii) retaining our key senior officers, (iii) rewarding individual performance in the preceding fiscal year, and (iv) providing our Named Executive Officers with an incentive to manage our business as owners. The equity awards subject a significant portion of our Named Executive Officers’ total target direct compensation to fluctuations in the market price of our common stock, thus helping to reinforce the alignment of their interests with those of our stockholders.

As shown in the charts below, incentive compensation opportunities consisting of (a) annual bonus opportunities and (b) equity awards (consisting of RSUs and PSUs) comprised 93% of the total target direct compensation opportunity for our Chief Executive Officer and an average of 83% of the total target direct compensation opportunities for our other Named Executive Officers. These incentive compensation components of our executive compensation program are at risk because their ultimate value depends on our Company’s performance and our Named Executive Officers’ execution of our strategic objectives.

Pay for Performance

For fiscal year 2025, the Company maintained its focus on increasing revenue and generating positive cash flow. The Company’s primary cash flow measurement metric is adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). Adjusted EBITDA constituted the basis of the performance measure for the PSUs that were granted to our Named Executive Officers in fiscal year 2025.

A reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), is included in our Annual Report on Form 10-K for fiscal year 2025, filed with the SEC on August 21, 2025.

The Company seeks to drive Adjusted EBITDA by using media margin dollars as a performance measure for annual bonuses. Media margin dollars are the Company’s gross revenues less the applicable media costs of those revenues. Using media margin dollars as a performance measure gives our senior officers the flexibility to grow Adjusted EBITDA by (i) increasing revenues at a constant media margin percentage, (ii) increasing media margin percentage, or (iii) increasing revenues at a faster rate than the concurrent increase in media costs.

The annual bonus opportunities for the fiscal year 2025 Named Executive Officers were based on media margin dollar targets for the Company.

2024 Stockholder Advisory Vote on Named Executive Officer Compensation

We conducted our annual stockholder advisory vote on named executive officer compensation (the “Say-on-Pay” vote) at our 2024 annual meeting of stockholders on October 31, 2024. We believe that it is important for our stockholders to have an opportunity to have an advisory vote on executive compensation on an annual basis to express their views regarding our executive compensation philosophy, our compensation program, policies, and practices, and the Compensation Committee’s decisions regarding executive compensation, all as disclosed in our proxy statements. The Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Our Compensation Committee is willing to meet with the Company’s stockholders to discuss executive compensation matters.

At the 2024 annual meeting of stockholders, approximately 99% of the votes cast on the Say-on-Pay proposal were voted in favor of our Named Executive Officers’ compensation. The Compensation Committee reviewed the final vote results and determined that there were no significant stockholder concerns that would require us to make any significant changes to our executive compensation program at this time. Our Chief Executive Officer, Chief Financial Officer and Compensation Committee chairperson will continue to be available to meet with the Company’s stockholders to discuss and consider any concerns relating to executive compensation and other matters.

We have determined that our stockholders should have the opportunity to cast an advisory vote on executive compensation each year, consistent with the preference expressed by our stockholders at the 2023 annual meeting of stockholders. We expect to hold our next advisory vote on the frequency of future Say-on-Pay votes at our 2029 annual meeting of stockholders.

Compensation Governance

We maintain the following corporate governance policies and executive compensation practices that support our pay-for-performance philosophy and serve to manage our compensation risks:

•        the Compensation Committee is comprised solely of independent directors including our lead director;

•        the Compensation Committee has engaged a compensation consultant to assist it with its review of executive compensation;

•        none of our senior officers has an employment agreement;

•        we provide “double trigger” change in control severance payments and benefits for certain senior officers (discussed in greater detail below) rather than “single trigger” change in control severance payments and benefits;

•        we have clawback policies that create retroactive adjustments to any cash bonus or equity-based incentive compensation paid to our executive officers and other employees (discussed in greater detail below);

•        we do not maintain special executive perquisite programs, and our officers participate in the same health and welfare benefit plans as all other employees;

•        we do not provide tax reimbursements for our senior officers for “excess parachute payments,” perquisites, or personal benefits;

•        the Compensation Committee grants equity awards primarily at regularly scheduled quarterly Committee meetings set at the beginning of each fiscal year;

•        our insider trading policy provides that our directors and officers may not hold the Company’s shares in margin accounts or pledge the Company’s shares;

•        our insider trading policy provides that our directors and officers may not engage in short sales of the Company’s shares, derivative transactions in the Company’s shares (e.g., publicly traded options contracts, such as puts or calls), or other transactions that are designed to or have the effect of hedging or offsetting any change in the market value of the Company’s stock; and

•        our stock ownership guidelines require stock ownership at a level that is six times the annual base salary for our Chief Executive Officer, two times the annual base salary of certain other executives (including all our other Named Executive Officers), and three times the annual cash retainer for our non-employee directors.

Section 2 — Compensation Philosophy, Objectives, and Design

Philosophy

We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain an executive compensation program that rewards performance, teamwork, commitment, and rapid progress to effectively align the interests of our senior officers and stockholders. The Compensation Committee and management are committed to a pay-for-performance philosophy in designing our compensation policies, practices, and plans.

Objectives

The principles and objectives of our compensation and benefits programs for our employees generally, and for our Named Executive Officers specifically, are to:

•        closely align compensation with our business and financial objectives and the long-term interests of our stockholders;

•        motivate and reward individuals whose skills and performance promote our continued success;

•        attract, motivate, and retain highly-talented, experienced individuals who are incentivized to achieve our strategic objectives; and

•        offer total compensation that is competitive, reasonable, and fair.

Design and Pay Mix

The compensation of our Named Executive Officers consists of the following primary components:

•        base salary;

•        performance-based annual cash bonuses;

•        long-term incentive compensation in the form of equity awards (RSUs and PSUs);

•        employee health and welfare benefits; and

•        “double-trigger” change in control payments and benefits.

Each compensation component has a role in meeting the objectives described above. While we believe we offer competitive base salaries and performance-based annual cash bonus opportunities, we also believe that long-term incentive compensation in the form of equity awards is a critical compensation component for Internet and other growth-oriented technology companies. We believe that equity awards provide long-term incentives that align the interests of our employees and officers with the long-term interests of our stockholders. We carefully track equity compensation practices of competitors and other comparable companies to ensure that our policies and practices are competitive and generally consistent with the dilution rates of members of our compensation peer group.

We strive to achieve an appropriate mix between cash and equity compensation to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, between cash and equity compensation, or among different forms of equity compensation. As a result, the allocation between cash and equity varies among officers. The mix of compensation components is designed to reward short-term results and motivate long-term performance through a combination of cash and equity awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

Section 3 — Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for administering and overseeing the executive compensation program for our senior officers, including our Named Executive Officers, and reports to the full Board of Directors on its discussions, decisions, and other actions.

Our management and the Compensation Committee conduct an annual review of senior management compensation for the purpose of setting executive compensation for the upcoming fiscal year. For fiscal year 2025, this review occurred at two meetings in June 2024 and July 2024. At that time, management and the Compensation Committee reviewed the information and analysis on market-based executive compensation prepared by Compensia, considering the compensation we offer, to ensure that the executive compensation program established for fiscal year 2025 was competitive, reasonable, and fair.

The Compensation Committee reviews the performance of our senior officers on an annual basis. Based on this review and the factors described below (including as set out in the section below entitled “Competitive Market Data”), the Compensation Committee, after considering the recommendations of its compensation consultant and our Chief Executive Officer with respect to the compensation of each senior officer other than himself, sets each senior officer’s compensation package, including base salary, target annual bonus opportunity, and the size and structure of equity awards for the upcoming fiscal year. In evaluating and determining executive compensation, the Compensation Committee also considers the results of the most recent Say-on-Pay vote required by Section 14A of the Exchange Act.

The Compensation Committee also conducts an annual review of all compensation components to ensure consistency with our compensation philosophy. The Compensation Committee is authorized to retain the services of third-party executive compensation specialists and other advisors from time to time in connection with the establishment of cash and equity compensation and related policies.

Role of our Chief Executive Officer

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salaries, target annual bonus opportunities, and long-term incentive compensation for our senior officers (other than himself), is involved in the determination of compensation for our senior officers (other than himself) and attends Compensation Committee meetings (except for sessions discussing and setting his compensation). Our Chief Executive Officer bases his recommendations on the Company’s financial and operational results, the senior officer’s contribution toward these results, individual and Company-wide performance toward goal achievement, an analysis of competitive market data prepared by its compensation consultant and input from the Compensation Committee’s compensation consultant. Our Chief Executive Officer does not make any formal recommendation as to his own compensation.

The Compensation Committee reviews our Chief Executive Officer’s recommendations, the analysis of competitive market data, and other relevant information and determines each senior officer’s total target direct compensation opportunity, as well as each of their individual compensation components. The Compensation Committee bases its decisions regarding executive compensation on its evaluation of the performance of the Company and each senior officer, the judgment and experience of each of its members in determining compensation, the input of our Chief Executive Officer, the input of its compensation consultant, a review of competitive market data as described below, and other factors, such as prevailing industry trends, also as described below.

Role of Compensation Consultant

Since November 2009, the Compensation Committee has engaged Compensia as its compensation consultant to help evaluate our compensation philosophy and provide guidance in administering our executive compensation program. Compensia reports directly to the Compensation Committee and does not provide any services to the Company other than the services provided to the Compensation Committee. Based on its review of the applicable SEC rules and the applicable listing standards of the Nasdaq Stock Market, the Compensation Committee believes that the work performed by Compensia for the Compensation Committee does not give rise to any conflicts of interest. Since fiscal year 2010, Compensia has also assisted the Compensation Committee in developing the compensation peer group described below and in providing competitive market data based on the compensation practices of the peer group and from general industry surveys, as appropriate.

Competitive Market Data

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated companies. Consequently, the Compensation Committee selects a group of companies that are broadly similar to the Company in terms of industry and financial comparability as a reference point for evaluating the market practices of our “peers” in formulating compensation decisions and to assist the Compensation Committee in its consideration of executive compensation.

For fiscal year 2025, our compensation peer group (the “Peer Group”) consisted of the following companies:

Avantax (AVTA)	NerdWallet (NRDS)
Cardlytics (CDLX)	Perficient (PRFT)
CarGurus (CARG)	Progress Software (PRGS)
Cars.com (CARS)	SecureWorks (SCWX)
Eventbrite (EB)	Shutterstock (SSTK)
EverQuote (EVER)	TechTarget (TTGT)
LendingTree (TREE)	Thryv Holdings (THRY)
LivePerson (LPSN)	TrueCar (TRUE)
MediaAlpha (MAX)	Vivid Seats (SEAT)
MicroStrategy (MSTR)	Yext (YEXT)
MoneyLion (ML)

Each of the companies in the Peer Group met the following criteria when the Compensation Committee selected the Peer Group in January 2024: (1) were operating in the Internet services and infrastructure industry, in the interactive media and services industry, in the advertising, media and entertainment industry, in the consumer finance industry, or in the software industry, (2) had annual revenues between $280.0 million to $1.1 billion (or approximately 0.5x to 2.0x that of the Company’s revenue), and (3) had a market capitalization between $170.0 million to $2.8 billion (or approximately 0.25x to 4.0x that of the Company’s market capitalization). In addition, all are headquartered in the United States. Based on the criteria set forth above, Quotient Technology was removed from our fiscal year 2024 compensation peer group due to an acquisition, 2U and System1 were removed because their market capitalization was below the criteria, Alarm.com Holdings was removed because its market capitalization was above the criteria, and Cardlytics, Eventbrite, MoneyLion, and Thryv Holdings were added to the Peer Group for fiscal year 2025.

The Compensation Committee supplements the data derived from the Peer Group with broader compensation data provided by market surveys. Compensia also provided compensation data from its proprietary database for positions comparable to those of our senior officers at technology companies with revenues between $150.0 million and $1.7 billion and with market capitalization between $225.0 million to $4.0 billion to the extent the Peer Group data was not sufficient.

While the Compensation Committee does not “benchmark” pay levels against the Peer Group due to the unique aspects of our business, it believes that evaluating competitive market data is useful to understand market practices and to provide a general context for its decisions. The Compensation Committee exercises its discretion in determining the nature and extent of the use of this market data, which varies by role and individual.

Section 4 — Compensation Components

The compensation we offer to each of our senior officers, including our Named Executive Officers, consists of the following principal components: (a) base salaries; (b) performance-based cash bonuses; and (c) long-term incentive compensation in the form of RSUs and PSUs.

(a) Base Salaries

The initial base salaries of our senior officers, including our Named Executive Officers, are established through arm’s-length negotiation at the time of hire, considering each individual’s qualifications, experience and prior salary history, location, and prevailing market practices for similar roles among the companies in the Peer Group and from the survey data of similarly sized companies in the technology industry. Thereafter, the base salaries of our senior officers are reviewed annually by the Compensation Committee, with significant input from our Chief Executive Officer (except with respect to his own base salary) and the Compensation Committee’s compensation consultant to determine whether any adjustment is warranted. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

In determining a base salary adjustment, the Compensation Committee considers several factors, including the Company’s overall performance, the scope of the individual’s responsibilities and impact in the Company, individual performance history, prior and anticipated future contributions to the Company, anticipated increase in responsibilities, length of time each individual has been employed with the Company, retention incentives, prior experience, and an analysis of competitive market data (including the base salary practices of the Peer Group and reflected in the survey data). The Compensation Committee may also consider the individual’s current base salary and equity ownership. The Compensation Committee also draws upon the experiences of its members with other companies in considering whether adjustments should be made to the base salaries of senior officers.

In June 2024 and July 2024, the Compensation Committee reviewed the proposed fiscal year 2025 base salaries of our senior officers, including our Named Executive Officers. The Compensation Committee reviewed salary data derived from the Peer Group and summary cash compensation data from Compensia’s proprietary database for positions comparable to those of the executive officers and officers at technology companies with revenues between $150.0 million and $1.7 billion and with market capitalizations between $225.0 million to $4.0 billion. The Company generally seeks to pay its executive officers and other officers competitively between approximately the 25th and 75th percentile of the Peer Group but does not target a specific benchmarking level. The Compensation Committee and our Chief Executive Officer consider the competitive market data and take into consideration the factors noted in the paragraph immediately above.

After reviewing input from Compensia and taking into consideration the recommendations of our Chief Executive Officer (except with respect to his own base salary), in July 2024 the Compensation Committee determined to increase the base salaries of the Named Executive Officers, noting that none of their base salaries had been increased in two years and the base salaries of all but one of the Named Executive Officers were below the 50th percentile of the Peer Group.

The base salaries of our Named Executive Officers for fiscal year 2025 were as follows:

Named Executive Officer	Fiscal Year 2024 Annual Base Salary ($)	Fiscal Year 2025 Annual Base Salary ($)	Percent Change (%)
Douglas Valenti	572,150	590,000	3.12
Gregory Wong	445,000	460,000	3.37
Nina Bhanap	500,000	516,000	3.20
Tim Stevens	426,000	440,000	3.29
Martin J. Collins	413,000	426,000	3.15

(b) Performance-Based Annual Cash Bonuses

We use performance-based annual cash bonuses to motivate our senior officers, including our Named Executive Officers, to achieve our annual financial and operational goals while making rapid and sustainable progress toward our longer-term objectives. These bonuses are designed to reward both Company and individual performance.

The Compensation Committee believes the following factors continue to be important in assessing performance bonus achievement:

•        whether stockholder expectations of profitability (i.e. Adjusted EBITDA) are met;

•        the assessed sustainability of revenue;

•        whether the Company maintained or improved media margin targets;

•        progress on strategic objectives and initiatives;

•        whether growth was achieved organically or via acquisitions;

•        the development of future growth potential and diversification of our revenue streams; and

•        the individual contributions of the senior officer.

The Compensation Committee can exercise its discretion to reduce the amount of any actual award below the amount calculated with reference to the Company’s annual operating plan, including without limitation based on any of the factors set forth above.

Annual Bonus Opportunities

For fiscal year 2025, each Named Executive Officer’s target annual bonus opportunity was expressed as a total dollar amount, with individual opportunities ranging from 52% to 100% of base salary. Target annual bonus opportunities were increased in part because the Chief Executive Officer recommended (except with respect to his own target annual bonus opportunity), and the Compensation Committee concurred, that increases in the target annual bonus opportunities were appropriate to shift more of the compensation mix to Company performance. Target annual bonus opportunities for fiscal year 2025 were established in July 2024 by the Compensation Committee, based in part upon a competitive market analysis prepared by Compensia and the recommendations of our Chief Executive Officer (except with respect to his own target annual bonus opportunity). The fiscal year 2025 target annual bonus opportunity for each of our Named Executive Officers is set out in the section below entitled “Fiscal Year 2025 Bonus Decisions.”

Annual Bonus Performance Measures

For fiscal year 2025, the primary annual bonus performance measures for our Named Executive Officers were based on the Company’s media margin dollar targets set forth in the Company’s annual operating plan. The performance measures were designed so the calculation of annual bonus achievement would be weighted by expected media margin dollar contribution by vertical as set forth in the Company’s annual operating plan. For example, if a vertical was expected to contribute 20% of the aggregate expected media margin dollars in the Company’s annual operating plan, then the vertical’s actual media margin dollar contribution would have a 20% weighting in the calculation of annual bonus achievement. Performance against this plan would be calculated at fiscal year-end, with payouts based upon actual vertical performance. In this way, Named Executive Officers whose bonuses were based upon Company-wide performance would still be paid based on aggregate corporate performance. Underachievement of a media margin dollar target by a single vertical, however, would be unlikely to result in a zero payout, absent the exercise of negative discretion.

Fiscal Year 2025 Bonus Decisions

In determining bonus awards for fiscal year 2025, the Compensation Committee reviewed the Company’s overall financial results for fiscal year 2025 against the primary performance measures, media margin dollar target achievement. Based on those measures, it was determined that 46% of the target annual bonus opportunities were achieved.

In the view of the Chief Executive Officer, however, bonus payouts at 46% would not enable the Company to meet stockholder profitability expectations for the fiscal year. Accordingly, the Chief Executive Officer recommended reducing bonus payouts. In the case of the Named Executive Officers other than himself, he recommended reducing the bonus payout to 21.3%. With respect to his own bonus, the Chief Executive Officer recommended a bonus of $0.00.

The Committee concurred with these recommendations.

The Company has not paid out 100% of the target annual bonus opportunity to a Named Executive Officer whose bonus was based on company-wide performance in the last seven fiscal years. In the last seven fiscal years, the Company’s bonus payout to such officers averaged 30%. In two of the last seven fiscal years, the Company’s bonus payout to such officers was 0%.

Our Named Executive Officer’s fiscal year 2024 bonus payments and fiscal year 2025 target annual bonus opportunities and payments were as follows:

Named Executive Officer	Fiscal Year 2024 Bonus Payout ($)	Fiscal Year 2025 Target Bonus Opportunity ($)	Fiscal Year 2025 Bonus Payout ($)	Fiscal Year 2025 Bonus Payout as a % of Target (%)
Douglas Valenti	222,320	590,000	0	0
Gregory Wong	115,600	314,000	66,882	21.3
Nina Bhanap	150,000	394,000	83,922	21.3
Tim Stevens	97,920	265,000	56,445	21.3
Martin J. Collins	81,600	220,000	46,860	21.3

(c) Long-Term Incentive Awards

We use long-term incentive awards, in the form of RSUs and PSUs, to attract and retain our senior officers, including our Named Executive Officers, to motivate and reward them for outstanding Company and individual performance and to align their interests with those of our stockholders.

We grant equity awards to our senior officers both at the time of initial hire, and then on an annual basis. Since fiscal year 2013, we have granted annual awards consisting in whole or in part of RSUs. Our practice has been to grant annual awards at the Compensation Committee’s first regularly scheduled meeting after the start of the fiscal year (typically in July). This practice was followed in fiscal year 2025, with awards made in July 2024.

The Compensation Committee also has the discretion, upon the recommendation of our Chief Executive Officer, to grant stock options or RSU awards at any time to reflect officer promotions or maintain pay parity.

In determining the size of the equity awards to be granted to our senior officers, including our Named Executive Officers, the Compensation Committee takes into account several factors, including our Chief Executive Officer’s recommendation for each Named Executive Officer other than himself, our short-term and long-term financial and strategic objectives, an individual’s relative job scope, the value of the Named Executive Officers’ then-current equity incentive award holdings, individual performance history, prior and anticipated future contributions to the Company, the size of prior awards, an analysis of competitive market data (including the equity award practices of the Peer Group), our annual equity budget, and the net aggregate amount of the shares proposed to be awarded to all employees for the fiscal year. After considering these factors, the Compensation Committee determines the size of the equity awards at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

After reviewing a competitive market analysis prepared by Compensia and taking into consideration the recommendations of our Chief Executive Officer (except with respect to his own equity awards), the Compensation Committee in July 2024 determined the size of each senior officer’s equity awards (RSUs and PSUs) using the factors described above. For fiscal year 2025, the Compensation Committee continued its approach (initiated in fiscal year 2019) of splitting each senior officer’s equity awards equally between RSUs and PSUs to maintain a strong link between each senior officer’s long-term incentive awards and the Company’s performance.

The RSUs and PSUs granted to the Named Executive Officers in fiscal year 2025 were as follows:

Named Executive Officer	Number of Shares Subject to Service-Vesting RSU Grant (#)(1)	Grant Date Fair Value of Service-Vesting RSU Grant ($)(2)	Number of Shares Subject to Performance-Vesting RSU Grant (Target) (#)(3)	Grant Date Fair Value of Performance-Vesting RSU Grant (Target) ($)(4)
Douglas Valenti	190,000	3,551,000	190,000	3,551,000
Gregory Wong	68,100	1,272,789	68,100	1,272,789
Nina Bhanap	75,000	1,401,750	75,000	1,401,750
Tim Stevens	50,000	934,500	50,000	934,500
Martin J. Collins	36,000	672,840	36,000	672,840

____________

(1)      The amounts reported in this column represent RSUs with four-year service vesting schedules. The RSUs vest as follows: 25% of the award vests on the first anniversary of the date of the vesting commencement date (typically, which is on or about the date of grant), and 6.25% of the award vests each quarter over the subsequent 12 quarters.

(2)      The amounts reported in this column represent the aggregate grant date fair value for RSUs granted in fiscal year 2025, computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year 2025, filed with the SEC on August 21, 2025. As noted, the amounts reported reflect the prescribed accounting value and do not reflect the actual economic value that may be realized by the applicable Named Executive Officer.

(3)      The amounts reported in this column assume that the fiscal year 2025 performance criteria of the PSUs granted in July 2024 are fully achieved. Any PSUs granted would then vest as follows: 25% on the first anniversary of the date of the vesting commencement date (typically on or about the date of grant), and 6.25% over the subsequent 12 quarters. For more information about the performance measures and related target levels for these fiscal year 2025 awards, see “Performance-Vesting RSU Awards” below.

(4)      The amounts reported in this column assume that (i) the PSU performance criteria are fully achieved and (ii) all such shares are valued at the closing market price of the Company’s common stock on the grant date.

With respect to fiscal year 2025, the Compensation Committee determined that a combination of RSUs and PSUs properly align the incentives between our Named Executive Officers and our Company in view of the equity awards’ direct tie to our stock price performance.

Service-Vesting RSU Awards

We believe RSUs provide a strong retention component to our equity compensation program while also providing an alignment with stockholders’ interests since the value of the RSU awards is determined by our stock price. We also believe that RSUs can serve as an effective retention tool due to vesting requirements that are based on continued service with the Company. Together with other equity awards, RSUs can help create an ownership culture. Our typical RSUs have a four-year vesting schedule and are designed to encourage long-term employment with the Company while allowing our senior officers to realize increased compensation in line with the value they have created for our stockholders.

Performance-Vesting RSU Awards (PSUs)

We believe that PSUs further align our officers’ and employees’ interests with those of our stockholders. Our officers and employees benefit from these awards only if certain pre-established performance conditions are deemed achieved. In addition, we believe these awards help retain our officers and employees based on the service component of the PSU’s vesting requirements.

The PSUs granted to our Named Executive Officers in fiscal year 2025 contained an Adjusted EBITDA metric. A reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP, is included in our Annual Report on Form 10-K for fiscal year 2025, filed with the SEC on August 21, 2025.

The Company’s performance against the Adjusted EBITDA metric, as assessed by the Compensation Committee at the end of the fiscal year, determines the number of shares available for vesting under the award. Inclusive of the initial year during which performance is measured and the subsequent three-year service vesting period, vesting occurs over the Company’s standard four-year service vesting period. Accordingly, the PSUs require both performance (assessed at the end of the first fiscal year) and continuous service over an additional three years (to obtain the full economic benefit of the first-year performance).

As in prior fiscal years, the PSU metric was selected and its performance level established in July, at the beginning of the Company’s fiscal year.

For fiscal year 2025, the Adjusted EBITDA metric established in July 2024 was as follows:

•        If the Company’s Adjusted EBITDA for fiscal year 2025 was less than $56.5 million, then none of the PSUs granted in fiscal year 2025 would be deemed earned or issued.

•        If the Company’s Adjusted EBITDA for fiscal year 2025 was equal to or greater than $56.5 million, then 100% of the PSUs granted in fiscal year 2025 would be deemed earned and issued.

The PSUs have no mechanism for over 100% achievement.

Fiscal Year 2025 PSU Results

For fiscal year 2025, the Company’s Adjusted EBITDA was approximately $81.3 million. Accordingly, the Compensation Committee determined that the PSU metric was achieved with respect to the PSUs granted to our Named Executive Officers in fiscal year 2025. Consequently, 100% of the shares of our common stock subject to the PSUs granted to our Named Executive Officers in fiscal year 2025 were earned and will continue to vest over the remainder of the four-year vesting schedule of each award.

Section 5 — Other Compensation Information and Policies

Welfare and Other Employee Benefits

We maintain a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we do not match any contributions made to the plan by our employees, including our senior officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until amounts are withdrawn from the plan.

Our senior officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other full-time, salaried employees. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We believe these benefits are generally consistent with those of companies with which we compete for executive talent.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we currently do not provide perquisites to our senior officers.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an officer in the performance of his or her duties, to make our officers more efficient and effective, or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We do not have any employment agreements with any of our officers.

Post-Employment Compensation

The Company has entered into change in control severance agreements with all of our Named Executive Officers to provide “double-trigger” change in control severance payments and benefits, including full (100%) acceleration of outstanding and unvested equity awards upon a qualifying termination of employment during a specified period relating to a change in control. These agreements were approved as a result of the Compensation Committee’s ongoing review of competitive market practices for compensatory matters and based on an analysis performed by the Compensation Committee’s compensation consultant. For a summary of the material terms and conditions of these post-employment compensation arrangements, see “Potential Payments Upon Termination or Change in Control” below.

Stock Ownership Guidelines

The Board believes that significant stock ownership by the Chief Executive Officer, other executives designated by the Compensation Committee (“Designated Executives”), and non-employee directors further align their interests with the long-term interests of our stockholders. As of June 30, 2025, the Designated Executives include all our other Named Executive Officers. The stock ownership guidelines adopted by the Compensation Committee on August 29, 2018, and most recently amended on June 17, 2025, require stock ownership that is six times the annual base salary for our Chief Executive Officer, two times the annual base salary for the Designated Executives, and three times the annual cash retainer for our non-employee directors (excluding additional retainers for committee chairpersons or members and for service as the lead director) (“Ownership Guidelines”). These Ownership Guidelines must be attained within five years, for the Chief Executive Officer and the Designated Executives, or three years, for a non-employee director, of the later of: (a) the date he or she first becomes subject to the Ownership Guidelines, or (b) the date of hire or appointment, as the case may be (collectively, the “Attainment Period”). In the event that the Chief Executive Officer, a Designated Executive, or a non-employee director becomes subject to a greater ownership amount due to an increase in base salary or annual cash retainer, the Ownership Guidelines must be attained upon the later of: (m) the Attainment Period, or (n) two years from the effective date of the base salary or annual cash retainer change. In the event the stock ownership requirement of the Ownership Guidelines is amended, the amended ownership guidelines are to be attained upon the later of: (x) the Attainment Period, or (y) three years from the effective date of such amendment.

The following equity holdings qualify towards satisfaction of the Ownership Guidelines: (i) shares owned outright by the participant or his or her immediate family members; (ii) shares held indirectly by trusts, family partnerships and other types of entities formed for the benefit of the participant or his or her immediate family members; and (iii) shares held by investment funds, trusts, partnerships, or other similar entities over which the participant has the ability to influence or direct investment decisions. The following equity holdings do not qualify towards satisfaction of the Ownership Guidelines: (a) shares that are pledged; (b) unvested/unearned PSUs; (c) unvested RSUs; and (d) unexercised stock options and unvested stock options.

If the ownership requirements are not achieved at the end of the applicable Attainment Period, the Ownership Guidelines require the participants to retain 50% of the shares granted to them by the Company (net of applicable taxes and shares subject to an Exchange Act Rule 10b5-1 plan) until the Ownership Guidelines are achieved. Under certain limited circumstances, such as hardship on the participant, the Ownership Guidelines may be waived by the Compensation Committee at its discretion.

As of June 30, 2025, our Chief Executive Officer has satisfied his stock ownership requirement, each non-employee director has satisfied the stock ownership requirement for non-employee directors, and each of our other Named Executive Officers has satisfied or is on track to satisfy the stock ownership requirement for Designated Executives within the applicable time frame.

Clawback Policies

In 2023, we adopted an executive compensation recovery policy that complies with the requirements of Section 10D of the Securities Exchange Act and Section 5608 of the Nasdaq Listing Rules under which the Company is required to recover certain excess incentive-based compensation paid to executive officers in the event of a restatement of our financial statements due to our material noncompliance with any financial reporting requirement under federal securities laws. In addition, we maintain our existing detrimental conduct compensation recoupment policy, pursuant to which the Compensation Committee may recover all or a portion of the incentive compensation paid to any current or former service provider of the Company (including executive officers) due to a material restatement of the Company’s financials, materially inaccurate measurement of performance metrics, or the service provider’s misconduct resulting in significant financial, legal or reputational harm to the Company (“Discretionary Clawback Policy”). The Discretionary Clawback Policy covers all employees (including executive officers) and applies to all incentive compensation (including cash bonuses and time-vesting and performance-vesting equity awards). Each compensation recoupment policy continues to apply after the employment of a covered person is terminated, whether their employment was terminated with or without cause.

Derivatives Trading, Hedging, and Pledging Policies

We have a policy that prohibits our employees, members of our Board of Directors, contractors, and consultants, as well as family members of such persons, from engaging in short sales, hedging transactions (such as put or call options), or other inherently speculative transactions with respect to our equity securities or from holding our equity securities in margin accounts or pledging our equity securities as collateral for a loan.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1.0 million in any taxable year for certain executive officers. While the Compensation Committee is mindful of the benefit to the Company of the benefit of full tax deductibility of compensation, it continues to reserve the right to exercise its judgment to grant or award compensation that may not be deductible because of the application of the Section 162(m) deduction limit when it believes that such compensation is in the best interests of the Company and its stockholders.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the “fair value” of these awards. This calculation is performed for financial statement reporting purposes and reported in the compensation tables below, even though the employees may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee or director is required to render service in exchange for the award.

Compensation-Related Risk

At least on an annual basis, the Compensation Committee reviews the potential risks associated with the structure and design of our various compensation plans as discussed above in this Compensation Discussion and Analysis. For fiscal year 2025, the Compensation Committee requested that Compensia, its compensation consultant, assisted by our management, undertake a comprehensive review of the material executive compensation plans and programs discussed above and based upon this review, determined that none of our compensation policies and practices discussed above is reasonably likely to have a material adverse effect on the Company. The Company’s management believes that none of our non-executive compensation policies and practices is reasonably likely to have a material adverse effect on the Company. Overall, the Compensation Committee believes that our various executive and non-executive compensation programs generally contain a balance of fixed and variable features, as well as complementary metrics and reasonable goals, all of which operate to mitigate risk and reduce the likelihood of engaging in excessive risk-taking behavior. In addition, the material plans and programs operate within the Company’s governance and review structure that serves and supports risk mitigation.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Compensation Committee of the Board of Directors has furnished the following report.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement, as prepared by the management of QuinStreet, with the management of QuinStreet, and, based on this review and discussion, recommended to the Board of Directors of QuinStreet that such “Compensation Discussion and Analysis” be included in QuinStreet’s proxy statement for the 2025 annual meeting of stockholders for filing with the SEC.

Members of the Compensation Committee
of the Board of Directors of QuinStreet, Inc.

David Pauldine (Chair)
James Simons
Hillary Smith

Fiscal Year 2025 Summary Compensation Table

The following table sets forth information regarding the compensation for the last three completed fiscal years earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our other three most highly-compensated officers. We collectively refer to such individuals as our “Named Executive Officers” for fiscal year 2025.

Name and Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total Compensation ($)
Douglas Valenti	2025	590,000	0	7,102,200	0	7,692,200
Chairperson and Chief	2024	572,150	0	5,152,800	222,320	5,947,270
Executive Officer	2023	572,150	0	4,047,000	166,740	4,785,890
Gregory Wong	2025	460,000	0	2,545,578	66,882	3,072,460
Chief Financial Officer	2024	445,000	0	1,130,000	115,600	1,690,600
	2023	445,000	0	1,065,000	144,500	1,654,500
Nina Bhanap	2025	516,000	0	2,803,500	83,922	3,402,422
Chief Technology Officer and	2024	500,000	0	1,695,000	187,500	2,382,500
President, Product and Technology	2023	500,000	0	1,597,500	187,500	2,285,000
Tim Stevens	2025	440,000	0	1,869,000	56,445	2,365,445
Chief Operating Officer	2024	426,000	0	1,130,000	97,920	1,653,920
	2023	426,000	0	1,065,000	122,400	1,613,400
Martin J. Collins	2025	426,000	0	1,345,680	46,860	1,818,540
Chief Legal and Privacy Officer	2024	413,000	0	813,600	81,600	1,308,200
	2023	413,000	0	766,800	102,000	1,281,800

____________

(1)      The amounts reported in this column generally represent the aggregate grant date fair value for RSU and PSU awards granted in the applicable fiscal year, computed in accordance with FASB Topic ASC 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal year 2025, filed with the SEC on August 21, 2025. For PSUs granted in fiscal years 2023, 2024, and 2025, our accountants have determined that the grant date did not occur until certification of performance for these awards. As required by SEC guidance, the amounts included in this column represent the fair value of the awards at the service inception date determined under FASB ASC Topic 718, based upon the then-probable outcome of the performance conditions. The value of the fiscal year 2025 PSU awards as of the service inception date assuming the highest levels of performance would be achieved was $3,551,000 for Mr. Valenti, $1,272,789 for Mr. Wong, $1,401,750 for Ms. Bhanap, $934,500 for Mr. Stevens, and $672,840 for Mr. Collins.

(2)      The amounts reported in this column are performance-based cash bonuses in respect of performance for fiscal years 2023, 2024 and 2025. See the discussion in the “Compensation Discussion and Analysis” above.

Fiscal Year 2025 Grant of Plan-Based Awards Table

The following table provides information regarding all grants of plan-based awards that were made to or earned by the Named Executive Officers during fiscal year 2025. Disclosure on a separate line item is provided for each award granted to a Named Executive Officer.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Threshold ($)(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target ($)(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Maximum ($)(3)	Estimated Future Payouts Under Equity Incentive Plan Awards: Target (#)(4)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(5)
Douglas Valenti	—	0	590,000	1,180,000	0	0	0	0	0
	24-Jul-30	0	0	0	0	190,000	0	0	3,551,100
	24-Jul-30	0	0	0	190,000	0	0	0	3,551,100
Gregory Wong	—	0	314,000	628,000	0	0	0	0	0
	24-Jul-30	0	0	0	0	68,100	0	0	1,272,789
	24-Jul-30	0	0	0	68,100	0	0	0	1,272,789
Nina Bhanap	—	0	394,000	788,000	0	0	0	0	0
	24-Jul-30	0	0	0	0	75,000	0	0	1,401,750
	24-Jul-30	0	0	0	75,000	0	0	0	1,401,750
Tim Stevens	—	0	265,000	530,000	0	0	0	0	0
	24-Jul-30	0	0	0	0	50,000	0	0	934,500
	24-Jul-30	0	0	0	50,000	0	0	0	934,500
Martin J. Collins	—	0	220,000	440,000	0	0	0	0	0
	24-Jul-30	0	0	0	0	36,000	0	0	672,840
	24-Jul-30	0	0	0	36,000	0	0	0	672,840

____________

(1)      This column shows the threshold bonus payout corresponding with 0% achievement of each Named Executive Officer’s performance targets for fiscal year 2025.

(2)      This column shows the target bonus payout corresponding with 100% achievement of each Named Executive Officer’s performance target for fiscal year 2025. The target annual bonus opportunities provided for possible bonus payouts ranging from 52% to 100% of the annual base salaries of our Named Executive Officers. Payout of the bonuses was dependent on achievement against our media margin dollar targets, the individual’s achievement against that plan and against other strategic objectives, and other factors, as further described in the “Compensation Discussion and Analysis” above. The actual bonus payments for fiscal year 2025 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Fiscal Year 2025 Summary Compensation Table.

(3)      This column shows the maximum bonus payout corresponding with 200% achievement of each executive officer’s and officer’s performance targets for fiscal year 2025.

(4)      Represents PSUs that are earned and vest as to 100% of covered shares subject to the achievement of pre-established performance conditions for fiscal year 2025. As of the end of the performance period, the Compensation Committee determined that the performance conditions for these outstanding PSUs were satisfied as described in the “Compensation Discussion and Analysis” above. Accordingly, 100% of the shares of our common stock subject to these PSUs will vest as follows: 25% of these awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of these awards vests on each quarterly anniversary over the remaining 12 quarters thereafter. For more information about the performance measures and related target levels for these new awards, see the discussion in the “Compensation Discussion and Analysis” above.

(5)      The amounts shown reflect the fair value of each equity award on the grant or modification date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the value of the equity awards, please see footnote (1) to the “Summary Compensation Table” above.

Fiscal Year 2025 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information regarding outstanding equity awards held by the Named Executive Officers as of June 30, 2025.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Douglas Valenti	July 26, 2021	—	—	—	—	6,250		100,625
	July 26, 2021	—	—	—	—	6,250	(3)	100,625
	July 26, 2022	—	—	—	—	59,375		955,938
	July 26, 2022	—	—	—	—	59,375	(4)	955,938
	July 25, 2023	__	__	__	__	106,875		1,720,688
	July 25, 2023	__	__	__	__	213,750	(5)	3,441,375
	July 30, 2024	__	__	__	__	190,000		3,059,000
	July 30, 2024	__	__	__	__	190,000	(6)	3,059,000
Gregory Wong	July 26, 2021	—	—	—	—	2,500		40,250
	July 26, 2021	—	—	—	—	2,500	(3)	40,250
	July 26, 2022	—	—	—	—	23,438		377,352
	July 26, 2022	—	—	—	—	7,811	(4)	125,757
	July 25, 2023	—	—	—	—	42,188		679,227
	July 25, 2023	—	—	—	—	28,125	(5)	452,813
	July 30, 2024	—	—	—	—	68,100		1,096,410
	July 30, 2024	—	—	—	—	68,100	(6)	1,096,410
Nina Bhanap	July 26, 2021	—	—	—	—	2,688		43,277
	July 26, 2021	—	—	—	—	2,687	(3)	43,261
	July 26, 2022	—	—	—	—	35,157		566,028
	July 26, 2022	—	—	—	—	11,718	(4)	188,660
	July 25, 2023	—	—	—	—	63,282		1,018,840
	July 25, 2023	—	—	—	—	42,186	(5)	679,195
	July 30, 2024	—	—	—	—	75,000		1,207,500
	July 30, 2024	—	—	—	—	75,000	(6)	1,207,500
Timothy Stevens	July 26, 2021	—	—	—	—	2,500		40,250
	July 26, 2021	—	—	—	—	2,500	(3)	40,250
	July 26, 2022	—	—	—	—	23,438		377,352
	July 26, 2022	—	—	—	—	7,811	(4)	125,757
	July 25, 2023	—	—	—	—	42,188		679,227
	July 25, 2023	—	—	—	—	28,125	(5)	452,813
	July 30, 2024	—	—	—	—	50,000		805,000
	July 30, 2024	—	—	—	—	50,000	(6)	805,000
Martin J. Collins	July 26, 2021	—	—	—	—	1,688		27,177
	July 26, 2021	—	—	—	—	1,687	(3)	27,161
	July 26, 2022	—	—	—	—	16,875		271,688
	July 26, 2022	—	—	—	—	5,625	(4)	90,563
	July 25, 2023	—	—	—	—	30,375		489,038
	July 25, 2023	—	—	—	—	20,250	(5)	326,025
	July 30, 2024	—	—	—	—	36,000		579,600
	July 30, 2024	—	—	—	—	36,000	(6)	579,600

____________

(1)      Except as otherwise noted for PSUs, the RSUs vest over four years as follows: 25% of the RSU awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of the RSU awards vest on each quarterly anniversary over the remaining 12 quarters thereafter. See footnote 3, 4, 5, and 6 to this table below for the fiscal year 2022, fiscal year 2023, fiscal year 2024, and fiscal year 2025 PSUs’ vesting period, respectively.

(2)      The market value of unvested awards is calculated by multiplying the number of unvested awards held by the applicable Named Executive Officer by the closing price of our common stock on June 30, 2025, the last trading day of fiscal year 2025, which was $16.10.

(3)      These PSUs are subject to the achievement of pre-established performance conditions for fiscal year 2022. As of the end of the performance period, the Compensation Committee determined that the performance conditions for these outstanding PSUs were satisfied, in whole or in part, resulting in 1% achievement for Mr. Valenti and 75% achievement for Messrs. Wong, Collins, and Stevens and Ms. Bhanap. Accordingly, the achieved percentages of the shares of our common stock subject to these PSUs will vest as follows: 25% of these awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of these awards vests on each quarterly anniversary over the remaining 12 quarters thereafter.

(4)      These PSUs are subject to the achievement of pre-established performance conditions for fiscal year 2023. As of the end of the performance period, the Compensation Committee determined that the performance conditions for these outstanding PSUs were not satisfied. Accordingly, none of the shares of our common stock subject to these PSUs will vest.

(5)      These PSUs are subject to the achievement of pre-established performance conditions for fiscal year 2024. As of the end of the performance period, the Compensation Committee determined that the performance conditions for these outstanding PSUs were satisfied and 100% of the shares of our common stock subject to these PSUs will vest as follows: 25% of these awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of these awards vests on each quarterly anniversary over the remaining 12 quarters thereafter.

(6)      These PSUs are subject to the achievement of pre-established performance conditions for fiscal year 2025. As of the end of the performance period, the Compensation Committee determined that the performance conditions for these outstanding PSUs were satisfied as described in the “Compensation Discussion and Analysis” above. Accordingly, 100% of the shares of our common stock subject to these PSUs will vest as follows: 25% of these awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of these awards vests on each quarterly anniversary over the remaining 12 quarters thereafter.

Option Exercises and Stock Vested in Fiscal Year 2025 Table

The following table presents information on the option exercises by, or vesting of stock awards held by, the Named Executive Officers during fiscal year 2025.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Douglas Valenti	0	0	334,623	6,207,085
Gregory Wong	40,000	557,600	96,063	1,795,048
Nina Bhanap	0	0	135,217	2,523,919
Tim Stevens	0	0	96,563	1,803,583
Martin J. Collins	0	0	68,435	1,278,150

____________

(1)      The value realized on exercise is calculated by multiplying the number of shares for which the stock options were exercised by the excess of the sale price of the common stock acquired upon exercise over the applicable exercise price per share of the stock option.

(2)      The value realized on vesting is calculated by multiplying the number of shares underlying the stock award that vested by the closing market price of our common stock, or if such day is the weekend or a holiday, on the immediately preceding trading day.

Pension Benefits

We do not maintain any defined benefit pension plans in which our senior officers participate.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans for our senior officers.

Potential Payments Upon Termination or Change in Control

“Double Trigger” Severance Benefits

We have entered into change in control severance agreements with each of our Named Executive Officers which provide for “double-trigger” change in control severance payments and benefits (each, a “CIC Agreement”). Each CIC Agreement provides that if (a) the Named Executive Officer’s employment is terminated for Good Reason (as such term is defined in the CIC Agreement), including such actions as a material diminution in title or duties, reduction in pay, or relocation or (b) the Named Executive Officer’s employment is terminated by the Company or an affiliate without Cause (as such term is defined in the CIC Agreement), including for reasons other than a material breach of obligations to the Company, commission of fraud, or felony conviction, in each case of (a) and (b) during the period that commences 3 months prior to a change in control and ends 12 months after the change in control (a termination of employment under clause (a) or (b), a “Qualifying Termination”), the Named Executive Officer will be eligible to receive the following severance payments and benefits from the Company:

•        a lump sum payment equal to the sum of (A) 100% of the Named Executive Officer’s annual base salary and (B) 100% of the Named Executive Officer’s annual cash bonus opportunity (in each case, as in effect (1) immediately prior to the Named Executive Officer’s termination, (2) on the date of the change in control, or (3) prior to an event resulting in Good Reason, whichever is greatest);

•        a lump sum cash payment equal to 12 times 135% of the amount of monthly COBRA continuation premiums for the Named Executive Officer and his or her eligible dependents as of the termination; and

•        the Named Executive Officer’s then outstanding and unvested Equity Awards (as such term is defined in the CIC Agreement) will become fully vested and if applicable, will become exercisable.

With respect to any Equity Awards that are subject to performance conditions, if a change in control of the Company occurs before the end of a performance period and before the achievement of the performance conditions has been determined, such performance conditions will be deemed achieved (at the maximum level if applicable) prior to the change in control but shall remain subject to the service-based vesting conditions originally set forth in such Equity Award and will be subject to accelerated vesting upon a Qualifying Termination as described above.

To receive severance payments and benefits under the CIC Agreement, the Named Executive Officer must execute and not revoke a release of claims agreement in favor of the Company. In the event that the severance and other benefits payable to the Named Executive Officer constitutes “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the applicable excise tax, then the Named Executive Officer’s severance payments and benefits will be either (A) delivered in full or (B) delivered to such lesser extent which would result in no portion of such payments and benefits being subject to the excise tax, whichever produces the better net after-tax position to the Named Executive Officer (taking into account the excise tax and any other applicable taxes).

The term of each CIC Agreement ends on the third anniversary of its effective date and is automatically extended for an additional three-year period unless otherwise provided by the Board or Compensation Committee. If a change in control of the Company occurs during the term of the CIC Agreement, the term will expire no earlier than 12 months beyond the date of such change in control.

The following table sets forth quantitative estimates of the payments and benefits that would have been received by the Named Executive Officers if there had been a change in control of the Company and either the Named Executive Officer had terminated his or her employment for Good Reason or the employment of the Named Executive Officer had been terminated by the Company without Cause effective June 30, 2025.

Named Executive Officer	Base Salary ($)	Target Bonus ($)	Health and Welfare Benefits ($)	Value of Stock Award Acceleration Benefit ($)(1)	Value of Option Award Acceleration Benefit ($)	Total ($)
Douglas Valenti	590,000	590,000	19,000	12,337,631	0	13,536,631
Gregory Wong	460,000	314,000	38,717	3,772,649	0	4,585,366
Nina Bhanap	516,000	394,000	25,149	4,754,785	0	5,689,934
Tim Stevens	440,000	265,000	38,717	3,189,829	0	3,933,546
Martin J. Collins	426,000	220,000	26,873	2,293,497	0	2,966,370

____________

(1)      The aggregate dollar value reported in connection with the acceleration of the outstanding RSUs and PSUs represents the aggregate fair market value of our common stock underlying the accelerated RSUs and PSUs as of June 30, 2025, which was $16.10 per share, multiplied by the number of the accelerated RSUs and PSUs.

Equity Compensation Plan Information

The following table provides information as of June 30, 2025, with respect to shares of our common stock issuable under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)
Equity compensation plans approved by security holders	4,748,002	13.92	14,993,007	(2)
Equity compensation plans not approved by security holders	0	0	0
Total	4,748,002	13.92	14,993,007

____________

(1)      The weighted-average exercise price excludes shares issuable upon vesting of outstanding stock awards, which have no exercise price.

(2)      The number of shares available under our 2010 Equity Incentive Plan automatically increased each year, beginning July 1, 2010, through July 1, 2019, by an amount equal to the lesser of (i) 5% of the total number of shares of our outstanding common stock on June 30th of the preceding fiscal year or (ii) an amount determined by our Board. Subject to our Board providing for a lesser increase for a given fiscal year, the number of shares available under our 2010 Non-Employee Directors’ Stock Award Plan automatically increased each year, beginning July 1, 2010, through July 1, 2019, by an amount equal to the sum of (i) 200,000 shares, plus (ii) the aggregate number of shares of our common stock subject to stock awards granted pursuant to Section 5 of the 2010 Non-Employee Directors’ Stock Award Plan during the immediately preceding fiscal year. This number includes 5,206,012 shares available under our 2010 Equity Incentive Plan that were withheld to satisfy tax withholding obligations, which were inadvertently omitted from previous proxy statements.

Pay Ratio Disclosure

As required by Item 402(u) of Regulation S-K (the “Pay Ratio Rule”), we are providing the following information for our fiscal year 2025:

•        the annual total compensation paid to the median employee of the Company (excluding our Chief Executive Officer) was $97,190.99 and

•        the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $7,692,200.

The ratio of these two amounts is 79 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule. The median employee’s annual total compensation for our fiscal year 2025, as calculated using the same methodology we used for Named Executive Officers in our Summary Compensation Table, was compared to our Chief Executive Officer’s annual total compensation as it appears in our Summary Compensation Table. In calculating the pay ratio between a median employee’s and a chief executive officer’s total compensation, the Pay Ratio Rule allows companies to use various estimates, assumptions, adjustments and statistical sampling. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we have reported above.

Identifying the Median Employee

We identified the median employee for fiscal year 2025 by considering our employee population as of June 10, 2025, which is within the last three months of our fiscal year 2025. We identified our median employee from our global pool of full-time, part-time, temporary and seasonal employees located in the United States and outside the United States in India and Mexico, and from this pool, we excluded our Chief Executive Officer (the “Employee Pool”).

In identifying the median employee, we compared the amount of base salary, and the actual bonus earned in fiscal year 2025 as reflected in our payroll records. This measure was applied consistently to each employee in our Employee Pool. For employees paid in currencies other than U.S. dollars, we converted their compensation to U.S. dollars using the exchange rates in effect on June 10, 2025. We annualized the base salaries of employees who were hired during fiscal year 2025. In addition, we did not make any cost-of-living adjustments in identifying the median employee.

The following chart shows the Company’s pay ratio multiple (“Pay Ratio”) for fiscal year 2025 as well as the Pay Ratios disclosed by various Peer Group companies in the most recent proxy statement filed by each company for their last reported fiscal year.

CEO Pay Ratio: QuinStreet vs. Peer Group[(1)]

CEO Pay Ratio Multiple
200
180
160
140
120
100
80
60
40
20
0
QuinStreet
$200
$300
$400
$500
$600
$700
$800
$900
$1,000
$1,100
Last Reported Fiscal Year Revenue (in millions)

____________

(1)      Besides the Company’s Pay Ratio for fiscal year 2025, this chart includes the Pay Ratios disclosed in the most recent proxy statements filed by each of the following Peer Group companies: Cardlytics, CarGurus, Cars.com, Eventbrite, LendingTree, MediaAlpha, MicroStrategy, TechTarget, Thryv Holdings, TrueCar, and Yext. The revenue figures are based on the most recent annual report filed by each company. The following Peer Group companies did not disclose a pay ratio in the past year: Avantax, EverQuote, LivePerson, MoneyLion, NerdWallet, Perficient, Progress Software, SecureWorks, Shutterstock, and Vivid Seats.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (the “PvP Rules”), we are providing the following: (1) tabular compensation and performance disclosure for our fiscal years 2021, 2022, 2023, 2024, and 2025; (2) a list of three performance measures that the Company considers to be its most important measures used to align compensation actually paid to the Named Executive Officers for fiscal year 2025 to Company performance; and (3) additional disclosure relative to the relationship between the “Compensation Actually Paid” (“CAP”) set forth in the Pay versus Performance Table and each of the performance metrics set forth in the Pay versus Performance Table and between the Company’s and a peer group’s total shareholder return (“TSR”), in each case over fiscal years 2021 through 2025. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, see the “Compensation Discussion and Analysis” in this proxy statement and in our proxy statements filed for fiscal years 2021, 2022, 2023, and 2024.

In the below Pay versus Performance Table, we provide information about compensation of our Named Executive Officers for each of the last five fiscal years (the “Covered Years”). Additionally, we provide information about the results for certain financial performance measures during the Covered Years. Although the PvP Rules require us to disclose “compensation actually paid,” these amounts do not necessarily reflect compensation that our

Named Executive Officers actually earned in the Covered Years. Instead, “compensation actually paid” reflects a calculation computed in accordance with the PvP Rules, including adjusted values to unvested and vested equity awards during the Covered Years based on either year-end or vesting date stock prices and various accounting valuation assumptions. “Compensation actually paid” generally fluctuates due to stock price performance.

Pay Versus Performance
Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(5)	Value of Initial Fixed $100 Investment Based On:		Net Income	Company- Selected Measure: Adjusted EBITDA(8)
					Total Shareholder Return(6)	Peer Group Total Shareholder Return(7)
2025	$7,692,200	$4,115,402	$2,664,967	$1,602,294	$154	$142	$4,707,000	$81,263,000
2024	$5,947,270	$12,082,852	$1,758,805	$3,604,752	$159	$124	$(31,331,000)	$20,365,000
2023	$4,785,890	$2,636,126	$1,708,675	$1,379,352	$84	$91	$(68,866,000)	$16,690,000
2022	$4,319,500	$(594,710)	$1,891,157	$445,951	$96	$82	$(5,248,000)	$31,030,000
2021	$3,231,590	$7,312,673	$1,695,766	$2,894,191	$178	$130	$23,555,000	$52,188,000

____________

(1)      The Principal Executive Officer (“PEO”) and the other Named Executive Officers (“Non-PEO NEOs”) included in the above columns are as follows:

Fiscal Year	PEO (CEO)	Non-PEO NEOs
2025	Doug Valenti	Gregory Wong, Nina Bhanap, Tim Stevens, and Martin Collins
2024	Doug Valenti	Gregory Wong, Nina Bhanap, Tim Stevens, and Martin Collins
2023	Doug Valenti	Gregory Wong, Nina Bhanap, Tim Stevens, and Martin Collins
2022	Doug Valenti	Gregory Wong, Nina Bhanap, Tim Stevens, and Stephen Chen
2021	Doug Valenti	Gregory Wong, Nina Bhanap, Alan Godfrey, and Andreja Stevanovic

(2)      Amounts reported in this column represent the total compensation reported in the Summary Compensation Table for the indicated fiscal year for our PEO. For all years reported, our PEO was Doug Valenti.

(3)      Amounts reported in this column represent the “compensation actually paid” to our PEO (as defined in the PvP Rules), based on his total compensation reported in the Summary Compensation Table for each of the indicated fiscal years and adjusted as shown in the table below:

PEO (D. Valenti)
		2021	2022	2023	2024	2025
	Summary Compensation Table – Total Compensation	$3,231,590	$4,319,500	$4,785,890	$5,947,270	$7,692,200
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$2,342,000	$3,664,000	$4,047,000	$5,152,800	$7,102,200
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$3,716,000	$1,016,060	$1,677,700	$9,456,300	$3,059,000
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$1,432,681	$(1,565,550)	$(161,207)	$1,171,275	$(189,293)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0	$0	$0
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$1,274,401	$(700,720)	$380,743	$660,807	$655,695
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0	$0
=	Compensation Actually Paid	$7,312,673	$(594,710)	$2,636,126	$12,082,852	$4,115,402

(4)      Amounts reported in this column represent the average of the total compensation reported in the Summary Compensation Table for the indicated fiscal year for our Non-PEO NEOs. Please see footnote 1 for the names of our Non-PEO NEOs included in the average for each indicated fiscal year.

(5)      Amounts reported in this column represent the compensation actually paid to the Non-PEO NEOs in the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on the average total compensation for such Non-PEO NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

NEO Average
		2021	2022	2023	2024	2025
	Summary Compensation Table – Total Compensation	$1,695,766	$1,891,157	$1,708,675	$1,758,805	$2,664,967
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$1,178,295	$1,417,090	$1,123,575	$1,192,150	$2,140,940
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$1,494,529	$760,159	$698,674	$2,187,806	$922,128
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$457,104	$(556,828)	$(83,847)	$544,778	$(50,4747)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0	$0	$0
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$425,087	$(231,447)	$179,426	$305,513	$206,613
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0	$0
=	Compensation Actually Paid	$2,894,191	$445,951	$1,379,352	$3,604,752	$1,602,294

Equity Award Valuations: Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(6)      Pursuant to Item 402(v) of Regulation S-K, the comparison assumes $100 was invested in our common stock on June 30, 2020, using the closing stock price on that date. Historic stock price performance is not necessarily indicative of future stock price performance.

(7)      The peer group for the purposes of the TSR analysis consists of the RDG Internet Composite Index (“TSR Peer Group”). This calculation assumes that $100 was invested in this index on June 30, 2020 (aligned with the period used in footnote 6 above).

(8)      We selected adjusted EBITDA as the Company-Selected Measure because it is a core driver of our performance and stockholder value creation and, accordingly, was utilized as a metric for the PSUs granted in fiscal year 2025.

Tabular List of Financial Performance Measures

The following is a list of financial performance measures, which, in the Company’s assessment, represent the most important financial performance measures used by the Company to link compensation actually paid to the Named Executive Officers for fiscal year 2025. These measures were either used to determine the performance conditions for the PSUs granted in fiscal year 2025 or to determine bonus payouts to the Named Executive Officers for fiscal year 2025:

•        adjusted EBITDA; and

•        media margin dollars.

Relationship Between Pay and Performance

“Compensation actually paid” (CAP), as calculated per Item 402(v) of Regulation S-K, reflects cash compensation actually paid as well as changes to the fair values of equity awards during the years shown in the table based on year-end or vesting date stock prices, various accounting valuation assumptions, and projected performance modifiers. Due to how CAP is calculated, the CAP reported for each year does not reflect the actual amounts earned by our Named Executive Officers from their equity awards. CAP generally fluctuates annually due to the change in our stock price from year to year as well as varying levels of actual achievement of performance goals.

Because CAP does not reflect the actual amount earned by our Named Executive Officers on their equity compensation, we do not use this measure to understand how NEO pay aligns with our company performance. For a discussion of how our Compensation Committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see the “Compensation Discussion and Analysis” in this proxy statement and in our proxy statements filed for fiscal years 2021, 2022, 2023, and 2024.

Below are graphs showing the relationship of CAP to our PEO and Non-PEO NEOs for our fiscal years 2021, 2022, 2023, 2024, and 2025 to (1) the TSR of our common stock and the TSR of the TSR Peer Group, (2) our net income (or loss), and (3) our adjusted EBITDA.

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2026, which proposal is designated as Proposal No. 2.

PwC served as QuinStreet’s independent registered public accounting firm for fiscal years 2025 and 2024. PwC has advised QuinStreet that it has no direct or indirect financial interest in QuinStreet. Representatives of PwC are expected to be present at the 2025 annual meeting of stockholders, with the opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions from stockholders. Our Audit Committee has retained PwC to continue to serve as QuinStreet’s independent registered public accounting firm for fiscal year 2026. See “Audit Committee Report” below.

The following table sets forth fees for professional services rendered by PwC, our independent auditors, for fiscal years 2024 and 2025.

	Fiscal Year 2024 ($)	Fiscal Year 2025 ($)
Audit Fees	2,120,000	2,190,000
Audit-Related Fees	0	0
Tax Fees	316,548	278,480
All Other Fees	67,000	2,000
Total	2,503,548	2,470,480

Audit Fees consist of professional services rendered for the audit of our consolidated financial statements; the review of our interim consolidated financial statements included in quarterly reports; and services provided in connection with comfort letters, consents, and statutory and regulatory filings.

Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence in connection with our acquisitions, other accounting consultations in connection with transactions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns, VAT tax returns, and international returns and assistance regarding: transfer pricing; VAT matters; federal, state and international tax compliance; acquisitions; and international tax planning.

All Other Fees consist of subscription service fees for use of accounting research software.

Other than the fees described above, we were not billed for any other fees for products or services provided by PwC in either of our last two fiscal years.

Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by PwC. We review whether the provision of such services by PwC would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.

The Audit Committee annually reviews its policy on audit and non-audit services performed by QuinStreet’s independent registered public accounting firm. Unless a proposed service to be provided by QuinStreet’s independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. Additional fees in excess of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair QuinStreet’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by QuinStreet’s independent registered public accounting firm without obtaining pre-approval for each specific non-audit assignment.

The term of any pre-approval is generally 12 months from the date of pre-approval unless the Audit Committee provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, on a periodic basis, QuinStreet’s management reports to the Audit Committee the services provided by QuinStreet’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.

All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors of QuinStreet, Inc. (the “Board”) has furnished the following report. QuinStreet’s Audit Committee is composed entirely of independent directors who meet the independence requirements of the Listing Rules of the Nasdaq Stock Market and the Securities Exchange Commission (“SEC”). The Audit Committee operates pursuant to a written charter adopted by the Board which is reviewed annually and is available on QuinStreet’s investor website (investor.quinstreet.com).

The Audit Committee assists the Board in its oversight of QuinStreet’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of QuinStreet’s financial statements. The Audit Committee is also responsible for appointing and retaining QuinStreet’s independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.

Management is responsible for preparing the financial statements and ensuring they are complete, accurate and prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP (“PwC”), QuinStreet’s independent registered public accounting firm, is responsible for performing an independent audit of those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) as well as for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of QuinStreet’s internal controls over financial reporting.

In performing its responsibilities, the Audit Committee has:

•        reviewed and discussed with management the audited financial statements for the fiscal year ended June 30, 2025;

•        discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and

•        received and reviewed the written disclosures and letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with PwC its independence from QuinStreet.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in QuinStreet’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, for filing with the SEC.

Members of the Audit Committee of the Board of Directors of QuinStreet, Inc.
Stuart M. Huizinga (Chair)
Asmau Ahmed
Matthew Glickman

PROPOSAL 3:

APPROVAL OF FISCAL YEAR 2025 COMPENSATION OF
NAMED EXECUTIVE OFFICERS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of fiscal year 2025 compensation of our Named Executive Officers, which proposal is designated as Proposal No. 3.

We are conducting an advisory, non-binding stockholder vote with respect to the compensation paid and awarded to, and earned by, our Named Executive Officers for fiscal year 2025. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer but rather the overall compensation of all our Named Executive Officers and the compensation philosophy, policies, and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore not binding on the Company, our Compensation Committee, or our Board of Directors. The Say-on-Pay vote will, however, provide information to us regarding stockholder sentiment about our executive compensation philosophy, policies, and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal year 2026 and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we have provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in the “Compensation Discussion and Analysis” above, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests. Accordingly, we ask our stockholders to vote “FOR” the compensation of our Named Executive Officers for fiscal year 2025, as disclosed under SEC rules, including the “Compensation Discussion and Analysis,” the compensation tables, and related narrative disclosures in this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice of Internet Availability of Proxy Materials (the “Notice”), and if applicable, the proxy statements and annual reports, with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are QuinStreet stockholders will be “householding” our Notice, and if applicable, our proxy materials. A single Notice, and if applicable, a single copy of our proxy materials, may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice (or proxy materials), you may (1) notify your broker, (2) direct your written request to: QuinStreet, Inc., Attention: Investor Relations, 950 Tower Lane, Suite 1200, Foster City, California 94404 or (3) contact our Investor Relations department by telephone at (650) 578-7950. Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice (and if applicable, the proxy materials) to a stockholder at a shared address to which a single copy of the documents was delivered.

ANNUAL REPORT

Our annual report for fiscal year 2025 (including our Form 10-K filed with the SEC, the consolidated financial statements audited by PwC, our independent registered public accounting firm, and their report thereon dated August 21, 2025) will be mailed to all stockholders who have requested a printed copy of our proxy materials, and will also be sent to any stockholder without charge upon written request to: QuinStreet, Inc., Attention: Investor Relations, 950 Tower Lane, Suite 1200, Foster City, California 94404. Our annual report on Form 10-K, along with this proxy statement, can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://investor.quinstreet.com/financials/annual-meeting. This text is not an active link and our Internet site, and the information contained on that site, or connected to that site, are not incorporated into this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting of stockholders other than the items referred to above. If no other matter is properly brought before the meeting for action by stockholders, proxies returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2026 annual meeting of stockholders may do so by following the procedures prescribed in Exchange Act Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive stockholder proposals no later than May 22, 2026.

Stockholders may wish to have a proposal presented at the annual meeting of stockholders in 2026, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting of stockholders. Such proposals must be received by the Corporate Secretary between July 3, 2026 and August 1, 2026. However, if our 2026 annual meeting of stockholders is advanced or delayed by more than 30 days from October 30, 2026 (the anniversary date of the prior year’s annual meeting of stockholders), a stockholder’s proposal will be timely if it is delivered no earlier than the 120th day prior to our 2026 annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. If QuinStreet does not receive notification of the proposal within that time frame it will be considered untimely, and we will not be required to present it at the 2026 annual meeting of stockholders.

In addition to satisfying the foregoing requirements under QuinStreet’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than QuinStreet’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, as amended, which notice must be postmarked or transmitted electronically to QuinStreet at its principal executive offices no later than 60 calendar days prior to the anniversary date of the 2025 annual meeting (for the 2026 annual meeting, no later than August 31, 2026). However, if the date of the 2026 annual meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting is first made by QuinStreet. QuinStreet reserves the right to disregard any stockholder nomination of a candidate for election to the QuinStreet Board or stockholder proposal of other business that does not comply with the requirements of QuinStreet’s Bylaws or any applicable laws or regulations. A copy of the full text of QuinStreet’s Bylaws is available on the Company website at www.quinstreet.com or may be obtained without charge by writing to the Corporate Secretary as follows: QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 1200, Foster City, California 94404.

By order of the Board of Directors,
/s/ Douglas Valenti
Douglas Valenti
Chief Executive Officer

September 16, 2025

Foster City, California

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 P.M. E.T., on October 29, 2025. Online Go to www.envisionreports.com/QNST or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/QNST Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2025 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees and FOR Proposals 2 and 3. 1. Election of Directors: 01 - Stuart M. Huizinga For Withhold 02 - David Pauldine 03 - James Simons 2. Ratification of the appointment of PricewaterhouseCoopers LLP as QuinStreet, Inc.’s independent registered public accounting firm for the fiscal year ending June 30, 2026. Against Abstain 3. Approval, by advisory vote, of the compensation awarded to QuinStreet, Inc.’s named executive officers as disclosed in the proxy statement. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 046T3B

Directions to QuinStreet, Inc.’s Annual Meeting of Stockholders Metro Tower 950 Tower Lane, Suite 1200, Foster City, CA 94404 FROM SAN JOSE: Take 101 northbound. Take the Hillsdale Blvd exit. Make a right onto Hillsdale Blvd. Make a left onto Edgewater Blvd. Make a right onto Metro Center Blvd. Make a right onto Vintage Park Dr. Make a right onto Tower Ln. Make a left onto W Parkway Ln. Enter Metro Tower parking lot. FROM SAN FRANCISCO: Take 101 southbound. Take the Fashion Island Blvd exit toward Hayward. Make a left onto Fashion Island Blvd. Make a right onto Mariners Island Blvd. Continue onto Edgewater Blvd. Make a left onto Metro Center Blvd. Make a right onto Vintage Park Dr. Make a right onto Tower Ln. Make a left onto W Parkway Ln. Enter Metro Tower parking lot. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/QNST Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/QNST IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. QuinStreet, Inc. Notice of 2025 Annual Meeting of Stockholders — October 30, 2025 This proxy is solicited by the Board of Directors of QuinStreet, Inc. You hereby appoint Douglas Valenti and Gregory Wong, each with power to act without the other and with power of substitution, as proxies and attorneys-in- fact and hereby authorize them to represent and vote, as provided on the other side, all your shares of QuinStreet, Inc. Common Stock which you are entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2025 Annual Meeting of Stockholders of QuinStreet, Inc. to be held October 30, 2025 or at any postponement or adjournment thereof, with all powers which you would possess if present at the meeting. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all Directors nominated on this notice, and FOR proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.